Form 10-K, Exhibit 13
period 1997-12-31
AKSYS LTD
filed 1998-03-30
CIK 902600

                                                                      Exhibit 13

                                  AKSYS, LTD.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS




Independent Auditors' Report........................................

Consolidated Balance Sheets.........................................

Consolidated Statements of Operations...............................

Consolidated Statements of Stockholders' Equity.....................

Consolidated Statements of Cash Flows...............................

Notes to Consolidated Financial Statements..........................

                          Independent Auditors' Report


The Board of Directors and Stockholders
Aksys, Ltd.:


We have audited the accompanying consolidated balance sheets of Aksys, Ltd. and subsidiary (a development stage enterprise) as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997 and for the period from January 18, 1991 (inception) through December 31, 1997. These consolidated financial statements are the responsibility of Aksys, Ltd.'s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Aksys, Ltd. and subsidiary (a development stage enterprise) as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997 and for the period from January 18, 1991 (inception) through December 31, 1997, in conformity with generally accepted accounting principles.



KPMG Peat Marwick LLP


Chicago, Illinois
January 21, 1998

AKSYS, LTD. AND SUBSIDIARY
(a development stage enterprise)

Consolidated Balance Sheets

December 31, 1997 and 1996

==============================================================================================
                                 Assets                                 1997          1996
----------------------------------------------------------------------------------------------
Current assets:
  Cash and cash equivalents                                         $  8,150,612    10,900,059
  Short-term investments                                              21,045,044    34,749,875
  Interest receivable                                                    398,561       698,124
  Prepaid expenses                                                        85,326        81,075
  Other current assets                                                    34,951        56,613
----------------------------------------------------------------------------------------------
Total current assets                                                  29,714,494    46,485,746

Long-term investments                                                  2,808,349       780,000
Property and equipment, net                                            3,866,157     2,737,620
Other assets                                                             258,251       144,144
----------------------------------------------------------------------------------------------
                                                                    $ 36,647,251    50,147,510
==============================================================================================

                Liabilities and Stockholders' Equity
==============================================================================================
Current liabilities:
  Accounts payable                                                       930,880     1,141,829
  Accrued liabilities                                                    351,113       269,918
  Current maturities of lease obligation                                    -           32,039
----------------------------------------------------------------------------------------------
Total current liabilities                                              1,281,993     1,443,786

Other long-term liabilities                                               77,269        19,630
----------------------------------------------------------------------------------------------
Total liabilities                                                      1,359,262     1,463,416
----------------------------------------------------------------------------------------------

Stockholders' equity:
  Preferred stock, par value $.01 per share, 1,000,000 shares
    authorized, 0 shares issued and outstanding in 1997 and 1996            -             -
  Common stock, par value $.01 per share, 50,000,000 shares
    authorized, 14,002,663 and 13,708,555 shares issued and
    outstanding in 1997 and 1996, respectively                           140,027       137,086
  Additional paid-in capital                                          64,673,596    64,573,686
  Foreign currency translation adjustment                                 10,567         2,921
  Deficit accumulated during development stage                       (29,536,201)  (16,029,599)
----------------------------------------------------------------------------------------------
Total stockholders' equity                                            35,287,989    48,684,094

Commitments
----------------------------------------------------------------------------------------------
                                                                    $ 36,647,251    50,147,510
==============================================================================================

See accompanying notes to consolidated financial statements.

AKSYS, LTD. AND SUBSIDIARY
(a development stage enterprise)

Consolidated Statements of Operations

Years ended December 31, 1997, 1996 and 1995 and for the period from January 18, 1991 (inception) through December 31, 1997

==========================================================================================================
                                                                                         Cumulative from
                                                                                         January 18, 1991
                                                                                            (inception)
                                                                                              through
                                                   1997          1996          1995      December 31, 1997
----------------------------------------------------------------------------------------------------------
Research and development expenses             $ 10,886,803     6,515,485     4,261,230        24,070,904
Business development expenses                    1,043,867       547,767       359,530         1,951,164
General and administrative expenses              3,848,701     2,559,441       876,613         7,881,164
---------------------------------------------------------------------------------------------------------

Operating loss                                 (15,779,371)   (9,622,693)   (5,497,373)      (33,903,232)
---------------------------------------------------------------------------------------------------------

Other income (expense):
  Interest income                                2,272,769     1,811,585       163,613         4,325,771
  Interest expense                                       -        (7,929)      (10,903)          (23,591)
  Other income                                           -             -             -            67,884
---------------------------------------------------------------------------------------------------------

                                                 2,272,769     1,803,656       152,710         4,370,064
---------------------------------------------------------------------------------------------------------

Net loss                                      $(13,506,602)   (7,819,037)   (5,344,663)      (29,533,168)
=========================================================================================================

Net loss per share (pro forma in 1995)        $      (0.98)        (0.63)        (0.52)
                                              ========================================

Weighted average shares outstanding             13,791,236    12,441,718    10,322,837
                                              ========================================

See accompanying notes to consolidated financial statements.

AKSYS, LTD. AND SUBSIDIARY
(a development stage enterprise)

Consolidated Statements of Stockholders' Equity

Years ended December 31, 1997, 1996 and 1995 and for the period from January 18, 1991 (inception) through December 31, 1997

===================================================================================================================================
                                                                                                           Deficit
                                                                                             Foreign     accumulated
                                                            Common stock       Additional   currency       during         Total
                                                       ---------------------    paid-in    translation   development   stockholders'
                                                          Shares     Amount     capital    adjustment       stage         equity
------------------------------------------------------------------------------------------------------------------------------------
Issuance of S-Corporation common stock on
   January 18, 1991                                         3,060   $ 34,090            -         -                -        34,090
Net loss                                                        -          -            -         -          (28,719)      (28,719)
----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1991                                3,060   $ 34,090            -         -          (28,719)        5,371
----------------------------------------------------------------------------------------------------------------------------------

Issuance of S-Corporation common stock                        938     38,583            -         -                -        38,583
Net loss                                                        -          -            -         -          (18,176)      (18,176)
----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1992                                3,998     72,673            -         -          (46,895)       25,778
----------------------------------------------------------------------------------------------------------------------------------

Issuance of common stock on April 2, 1993 in exchange
   for net assets in connection with merger               854,335    (64,090)      64,090         -                -             -
Offering costs related to issuance of redeemable
   preferred stock                                              -          -      (52,617)        -                -       (52,617)
Net loss                                                        -          -            -         -         (781,089)     (781,089)
----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1993                              858,333      8,583       11,473         -         (827,984)     (807,928)
----------------------------------------------------------------------------------------------------------------------------------

Offering costs related to issuance of redeemable
   preferred stock                                              -          -       (5,596)        -                -        (5,596)
Compensation related to stock option plan                       -          -        3,240         -                -         3,240
Net loss                                                        -          -            -         -       (2,034,882)   (2,034,882)
----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1994                              858,333      8,583        9,117         -       (2,862,866)   (2,845,166)
----------------------------------------------------------------------------------------------------------------------------------

Offering costs related to issuance of redeemable
   preferred stock                                              -          -       (9,419)        -           (3,033)      (12,452)
Exercise of stock options                                   3,124         31          302         -                -           333
Net loss                                                        -          -            -         -       (5,344,663)   (5,344,663)
----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995                              861,457      8,614            -         -       (8,210,562)   (8,201,948)
----------------------------------------------------------------------------------------------------------------------------------

Issuance of common stock, net                           3,565,000     35,650   52,189,375         -                -    52,225,025
Conversion of redeemable preferred stock                9,248,119     92,482   12,314,279         -                -    12,406,761
Exercise of stock options                                  27,693        277        4,092         -                -         4,369
Issuance of common stock for services received              6,286         63       65,940         -                -        66,003
Foreign currency translation adjustment                         -          -            -     2,921                -         2,921
Net loss                                                        -          -            -         -       (7,819,037)   (7,819,037)
----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996                           13,708,555    137,086   64,573,686     2,921      (16,029,599)   48,684,094
----------------------------------------------------------------------------------------------------------------------------------
Exercise of stock options                                 289,813      2,898       70,418         -                -        73,316
Issuance of shares to Employee Stock Purchase Plan          3,650         37       25,951         -                -        25,988
Issuance of common stock for services received                645          6        3,541         -                -         3,547
Foreign currency translation adjustment                         -          -            -     7,646                -         7,646
Net loss                                                        -          -            -         -      (13,506,602)  (13,506,602)
----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1997                           14,002,663   $140,027   64,673,596    10,567      (29,536,201)   35,287,989
==================================================================================================================================

See accompanying notes to consolidated financial statements.

AKSYS, LTD. AND SUBSIDIARY
(a development stage enterprise)

Consolidated Statements of Cash Flows

Years ended December 31, 1997, 1996 and 1995 and for the period from January 18, 1991 (inception) through December 31, 1997

========================================================================================================================
                                                                                                       Cumulative from
                                                                                                       January 18, 1991
                                                                                                          (inception)
                                                                                                            through
                                                            1997             1996             1995     December 31, 1997
------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net loss                                              $(13,506,602)      (7,819,037)      (5,344,663)      (29,533,168)
  Adjustments to reconcile net loss to net cash
    used in operating activities:
      Depreciation and amortization                          701,951          347,323          149,776         1,284,316
      Compensation expense related to stock options                -                -                -             3,240
      Issuance of stock in exchange for services
        received                                               3,547           66,003                -            69,550
      Changes in assets and liabilities:
        Interest receivable                                  299,563         (689,622)          (6,685)         (398,561)
        Prepaid expenses                                      (4,521)         (74,862)           4,747           (85,596)
        Other current assets                                  21,662          (10,294)          (4,977)          (34,951)
        Accounts payable                                    (210,949)         825,429           80,750           930,880
        Accrued and other liabilities                        146,480          202,724           36,798           438,949
        Other assets                                        (189,952)        (107,487)         (58,282)         (378,572)
------------------------------------------------------------------------------------------------------------------------
Net cash used in operating activities                    (12,738,821)      (7,259,823)      (5,142,536)      (27,703,913)
------------------------------------------------------------------------------------------------------------------------

Cash flows from investing activities:
  Purchases of investments                               (25,133,915)     (47,849,574)      (8,810,484)      (85,047,503)
  Proceeds from sale of investments                       36,813,298       15,692,509        5,821,360        61,183,337
  Purchases of property and equipment                     (1,757,274)      (2,432,615)        (351,047)       (4,895,993)
  Organizational costs incurred                                    -                -                -           (19,595)
------------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) investing activities        9,922,109      (34,589,680)      (3,340,171)      (28,779,754)
------------------------------------------------------------------------------------------------------------------------

Cash flows from financing activities:
  Proceeds from issuance of common stock                      99,304       52,229,394              333        52,401,704
  Proceeds from issuance of preferred stock                        -                -        8,494,309        12,336,096
  Proceeds from issuance of note payable                           -                -                -            41,792
  Repayment of notes payable                                       -          (16,115)         (13,825)          (41,792)
  Repayment of lease obligation                              (32,039)         (34,338)         (37,144)         (103,521)
------------------------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                     67,265       52,178,941        8,443,673        64,634,279
------------------------------------------------------------------------------------------------------------------------

Net increase (decrease) in cash and cash equivalents      (2,749,447)      10,329,438          (39,034)        8,150,612
Cash and cash equivalents at beginning of period          10,900,059          570,621          609,655                 -
------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of period              $  8,150,612       10,900,059          570,621         8,150,612
========================================================================================================================

Supplemental disclosures of cash flow information:
  Conversion on redeemable preferred stock                         -       12,406,761                -        12,406,761
  Capital lease obligation incurred to
    acquire equipment                                   $          -                -                -           103,521
========================================================================================================================

See accompanying notes to consolidated financial statements.

AKSYS, LTD. AND SUBSIDIARY
(a development stage enterprise)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 1997 and 1996

(1)  Summary of Significant Accounting Policies

    Organization and Nature of Business

    Aksys, Ltd. (the Company) was originally incorporated in Illinois on January 18, 1991. During March 1993, the Company merged into a Delaware corporation. The Company is considered a development stage enterprise since it is devoting substantially all of its efforts to product development and preparation for clinical trials, regulatory approval and commercial manufacturing. No product sales have occurred. A development stage enterprise is required to employ the same accounting principles as operating companies.

    A summary of the significant accounting policies applied in the preparation of the accompanying financial statements of the Company follows:

    (a) Cash Equivalents and Investments

    Cash equivalents are comprised of certain highly liquid investments with maturities of less than three months when purchased. In addition to cash equivalents, the Company has investments in debt securities that are classified as short-term (mature in more than 91 days but no more than one year) or long-term (maturities beyond one year but no more than 18 months). Such investments are classified as held-to-maturity, as the Company has the ability and intent to hold such until maturity. Investments held-to-maturity are carried at amortized cost, adjusted for the amortization or accretion of discounts or premiums without recognition of gains or losses that are deemed to be temporary. Discounts and premiums are amortized or accreted over the lives of the related instruments as an adjustment to yield using the straight-line method, which approximates the effective interest method. Interest income is recognized when earned. At December 31, 1997 and 1996, long-term investments include certificates of deposit to secure a letter of credit for the required security deposit on the Company's leased facilities. Fair value of investments is calculated as market value, based on quoted market prices, and approximates carrying value for all investments.

    (b) Principles of Consolidation

    On April 18, 1996 the Company established a subsidiary in Tokyo, Japan. The consolidated financial statements include the accounts of the Company and the wholly-owned subsidiary. All material intercompany transactions and balances have been eliminated in consolidation.

AKSYS, LTD. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

    (c) Use of Estimates

    The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in its consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

    (d) Long-Lived Assets

    Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets, ranging from three to seven years. Leasehold improvements are amortized over the life of the lease. Expenditures for repairs and maintenance are charged to operations as incurred.

    Long-lived assets are reviewed for impairment in value based upon undiscounted future cash flows, and appropriate losses are recognized, whenever the carrying amount of an asset may not be recovered.

    (e) Research and Development Costs

    Research and development costs are charged to expense when incurred.

    (f) Income Taxes

    Deferred tax assets and liabilities are recognized for the future tax consequences attributable to the difference between the financial statement carrying amount of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    (g) Computation of Net Loss per Share

    Net loss per share is based on the weighted average number of shares outstanding with common equivalent shares from stock options excluded from the computation because their effect is antidilutive. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, options for common stock granted by the Company during the twelve months immediately preceding the initial public offering of the Company's common stock (using the treasury stock method and proposed public offering price) have been included in the calculation of common shares as if they were outstanding for all periods presented. The net loss per share for the year ended December 31, 1995 has been presented on a pro forma basis in lieu of historical net loss per share as such historical information is not meaningful due to the mandatory conversion of redeemable preferred stock in connection with the public offering.

AKSYS, LTD. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


    The Company has adopted the provisions of Statement of Financial Accounting Standards No. 128, "Earnings per Share", (SFAS 128) for the year ended December 31, 1997. SFAS 128 establishes standards for computing and presenting earnings per share. It replaces the presentation of primary earnings per share with a presentation of basic earnings per share; requires dual presentation of basic and diluted earnings per share on the face of the income statement for all entities with complex capital structures; and requires a reconciliation of the numerator and denominator of the basic earnings per share to the numerator and denominator of the diluted earnings per share computations. Management has elected not to present such a reconciliation as all of the Company's potential common shares are anti-dilutive.


(2) Short-Term Investments

    Investments consisted of the following at December 31:

=================================================================================

                                           1997                    1996
                                   ----------------------  ----------------------
                                   Amortized      Market   Amortized      Market
                                     cost         value       cost        value
---------------------------------------------------------------------------------

    U.S. Government and Federal
      Agency Bonds                $ 2,000,000   1,999,380  24,440,427  24,690,548
    Commercial Paper                4,461,170   4,460,340   5,285,810   5,460,920
    Corporate Bonds                 6,625,147   6,625,303   3,992,171   4,001,570
    International Bonds             3,858,553   3,857,869   1,031,467   1,034,350
    Municipal Bonds                 2,100,000   2,100,000           -           -
    Certificates of Deposit         2,000,174   2,000,000           -           -
---------------------------------------------------------------------------------

                                  $21,045,044  21,042,892  34,749,875  35,187,388
=================================================================================

AKSYS, LTD. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


(3)  Property and Equipment

     Property and equipment are summarized at December 31:

==============================================================================================

                                                           Estimated
                                                          useful life      1997        1996
----------------------------------------------------------------------------------------------

     Furniture and fixtures                                7 years      $  999,616     910,615
     Leasehold improvements                               10 years       1,146,511   1,133,204
     Equipment                                            3-7 years      2,824,652   1,169,686
----------------------------------------------------------------------------------------------

                                                                         4,970,779   3,213,505
     Less accumulated depreciation and amortization                     (1,104,622)   (475,885)
----------------------------------------------------------------------------------------------

                                                                        $3,866,157   2,737,620
==============================================================================================

(4)   Stockholders' Equity

       On April 23, 1996, the Company effected a 3-for-2 stock split of its common stock. All references in the financial statements to share and per share data have been adjusted to reflect this split. Additionally, on April 23, 1996, the Company filed a Restated Certificate of Incorporation authorizing an increase in the number of authorized shares of common stock to 50,000,000 shares and authorizing 1,000,000 shares of preferred stock, par value $.01 per share, for future issuance. Upon adoption of the stockholder rights plan during October 1996, the Company designated 50,000 shares as Junior Participating Preferred Stock, Series A (the "Series A Shares"). No Series A Shares will be issued until the occurrence of a triggering event, as defined in the stockholder rights plan.

       During May 1996, all outstanding preferred stock was converted share-for-share into common stock, after giving effect to the April 23, 1996 3-for-2 stock split, resulting in the issuance of 9,248,119 shares of common stock.

       On May 16, 1996, the Company completed an initial public offering of its common stock in which 3,565,000 shares were sold by the Company resulting in net proceeds of approximately $52.2 million. Upon the closing of the offering, 6,165,424 shares of redeemable preferred stock (representing all issued and outstanding shares of preferred stock, giving effect to the 3-for-2 split) were automatically converted into 9,248,119 shares of common stock. All shares of redeemable preferred stock were canceled upon the conversion to common stock.

AKSYS, LTD. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


(5)  Stock Options

      During 1993, the Company established a nonqualified stock option plan (the "1993 Stock Option Plan") which provides for the granting of options to purchase shares of the Company's common stock to the employees, scientific advisory board members, other associates, and board of directors. Also, during March 1996, the Company established the 1996 Stock Awards Plan (together with the 1993 Stock Option Plan, the "Stock Plans") to provide incentive awards to directors, employees and other key individuals in the form of stock options, SARs, restricted stock and performance grants. The Stock Plans provide that the option exercise price per share of common stock is fixed at not less than 100% of the fair market value of a share of common stock on the date of grant. Options vest over various periods as defined in the agreements and expire as determined by the board on an individual basis, but not to exceed 10 years. At the time the 1996 Stock Awards Plan was established, the 1993 Stock Option Plan was terminated, except with respect to options then outstanding. During July 1997, the compensation committee of the board of directors approved the cancellation and re-issuance of 132,000 stock options. The original options, carrying exercise prices ranging from $7.875 to $16.00, were canceled and reissued with a new vesting schedule and an exercise price of $5.00, the fair market value of the Company's common stock on the date of reissue. Executive officers of the Company did not participate in the cancellation and re-issuance. At December 31, 1997, 2,007,728 shares of common stock have been reserved for issuance under the Stock Plans, including 470,393 shares available for future grants under the 1996 Stock Awards Plan.

      The per share weighted-average fair value of stock options granted during 1997 and 1996 was $3.16 and $3.08, respectively, on the dates of grant using the Black Scholes option-pricing model with the following weighted-average assumptions: 1997 - expected dividend yield 0%, expected volatility of 50%, risk-free interest rate of 6.25%, and an expected life of 5 years; 1996 - expected dividend yield 0%, expected volatility of 15%, risk-free interest rate of 6.0%, and an expected life of 5 years.

      The Company applies APB Opinion No. 25 in accounting for its Stock Plans and, accordingly, no compensation cost has been recognized for its stock options in the financial statements. Had the Company determined compensation cost based on the fair value at the grant date of its stock options under SFAS No. 123, the Company's net loss would have been reduced to the pro forma amounts indicated below:

===============================================================================
                                                            1997        1996
-------------------------------------------------------------------------------

      Net loss as reported                               $13,506,602  7,819,037
      Pro forma                                           13,972,518  8,052,159

      Loss per share as reported                             0.98       0.63
      Pro forma                                              1.01       0.65
===============================================================================

AKSYS, LTD. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

    Pro forma net loss reflects only options granted since January 1, 1995. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net loss amounts presented above because compensation cost is reflected over the options' vesting period of 4 years and compensation cost for options granted prior to January 1, 1995 is not considered.

    Stock option activity during the periods indicated is as follows:

===========================================================================================

                                                               Number of   Weighted-average
                                                                 shares     exercise price
-------------------------------------------------------------------------------------------

    Balance at December 31, 1994                               1,198,925       $ 0.1445
       Granted                                                   315,450         0.2203
       Exercised                                                  (3,125)        0.1067
       Canceled                                                  (64,000)        0.1067
-------------------------------------------------------------------------------------------

    Balance at December 31, 1995                               1,447,250         0.1627
       Granted                                                   296,000        10.7855
       Exercised                                                 (27,693)        0.1578
--------------------------------------------------------------------------------------------

    Balance at December 31, 1996                               1,715,557         1.9957
       Granted                                                   402,000         6.2554
       Exercised                                                (289,813)        0.2530
       Canceled                                                 (290,409)        8.7155
--------------------------------------------------------------------------------------------

    Balance at December 31, 1997                               1,537,335       $ 1.9974
============================================================================================

AKSYS, LTD. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


    The following table summarizes information about stock options outstanding at December 31, 1997:

                                          Options Outstanding      Options Exercisable
-----------------------------------------------------------------------------------------
                                         Weighted-
                                           Average    Weighted-                 Weighted-
                              Number     Remaining      Average        Number     Average
         Range of        Outstanding   Contractual     Exercise   Exercisable    Exercise
  Exercise Prices        at 12/31/97          Life        Price   at 12/31/97       Price
-----------------------------------------------------------------------------------------
$0.1067 to $1.0000         1,116,304     4.0 years     $ 0.1685       952,607    $ 0.1582
$5.0000 to $8.5000           343,437     9.7 years     $ 5.7604        39,948    $ 6.8673
$9.0000 to $15.2500           77,594     8.7 years     $11.6541        48,094    $13.1027
-----------------------------------------------------------------------------------------
$0.1067 to $15.2500        1,537,335                                1,040,649
=========================================================================================

(6)  Stockholder Rights Plan

      On October 28, 1996 the Company adopted a stockholder rights plan and declared a dividend to be made to stockholders of record on November 8, 1996 of one preferred share purchase right on each outstanding share of the Company's common stock. The stockholder rights plan was adopted to preserve for the stockholders of the Company the long-term value of the Company in the event of a takeover of the Company or the purchase of a significant block of the Company's common stock and to protect the Company and its stockholders against coercive takeover tactics. Prior to the time the rights become exercisable, the rights will be evidenced by the certificates representing shares of common stock of the Company and will be transferable only in connection with the transfer of shares of common stock. If a person acquires 15% of the Company's common stock (the rights will then be exercisable), each right will entitle the holder thereof to purchase for an exercise price of $85.00 (subject to adjustment), shares of the Company's common stock having a market value of twice such exercise price, valued as of the date of occurrence of such triggering event, subject to the right of the Company to exchange the rights for common stock of the Company on a one-for-one basis. The Company will be entitled to redeem the rights at $0.01 per right at any time before public disclosure that a 15% position has been acquired. The rights will expire on October 28, 2006, unless previously redeemed or exercised.

(7)  Income Taxes

      No Federal or state income taxes have been provided for in the accompanying financial statements because of net operating losses incurred to date and the establishment of a valuation allowance equal to the amount of the Company's deferred tax assets. At December 31, 1997, the Company has a net operating loss and research and development credit carryforwards for Federal income tax purposes of approximately $28,958,000 and $1,109,000, respectively. These carryforwards expire between 2008 and 2012. Changes in the Company ownership may cause annual limitations on the amount of loss and credit carryforwards that can be utilized to offset income in the future.

      The net deferred tax assets are summarized at December 31 as follows:

AKSYS, LTD. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

=======================================================================================

                                                                 1997           1996
---------------------------------------------------------------------------------------

    Deferred tax assets:
      Net operating loss carryforwards                        $ 11,293,000    6,556,000
      Research and development credit carryforwards              1,109,000      359,000
      Other                                                         35,000       12,000
---------------------------------------------------------------------------------------

    Total deferred tax assets                                   12,437,000    6,927,000
    Less valuation allowance                                   (12,390,000)  (6,840,000)
---------------------------------------------------------------------------------------

    Net deferred tax assets                                         47,000       87,000
    Deferred tax liability - depreciation                           47,000       87,000
---------------------------------------------------------------------------------------

    Net deferred taxes                                        $        -            -
=======================================================================================

(8)  Employee Savings and Retirement Plan

      In 1995 the Company instituted a tax-qualified employee savings and retirement plan (the "401(k) Plan") covering all full-time employees. The 401(k) Plan provides a match of up to 10% of the employees' contributions. Total expense for the years ended December 31, 1997, 1996 and 1995 was $17,776, $12,372 and $3,151, respectively.


(9)  Employee Stock Purchase Plan

      On March 4, 1996, the Company established the Employee Stock Purchase Plan (the "Stock Purchase Plan") covering all employees. The Stock Purchase Plan allows employees to purchase Company common stock at a 15% discount to market, based on eligible payroll deductions. Market price is calculated as the lower of the average bid and ask price on the first day of the plan year and the last day of the plan year. A total of 200,000 shares of common stock are reserved for issuance under the Stock Purchase Plan. Total shares issued in 1997 based on 1996 payroll withholdings was 3,650, and total shares to be issued during January 1998 for 1997 payroll withholdings was 25,613.

AKSYS, LTD. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


(10)  Commitments

        Purchases

      The Company has entered into various supply agreements in preparation for commercialization of its products. The Company has contractual obligations to purchase fixed quantities of components and final assemblies once its products are commercially available.

        Leases

      During September 1996, the Company entered into a new lease agreement, accounted for as an operating lease, for its offices and laboratory research facilities. The term of the lease is ten years; however, the Company may exercise its option to terminate the lease in 2003 by giving written notice to the landlord and paying a termination fee of approximately $350,000. The Company also leases certain equipment under operating leases. Included in both research and development expenses and general and administrative expenses for the years ended December 31, 1997, 1996 and 1995 were $573,915, $332,423 and $108,996, respectively, for rent expense under operating leases for certain equipment and the Company's offices and research facilities. The Company has commitments for future minimum rent payments under these lease agreements.

===============================================================================
      1998                                                          $  388,976
      1999                                                             373,085
      2000                                                             384,290
      2001                                                             395,772
      2002                                                             407,807
      Thereafter                                                     1,601,070
===============================================================================

AKSYS, LTD. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


        License Agreements

      The Company has been granted licenses to use certain technology in the development and sale of its products. Such license agreements provide for royalty payments to be made by the Company based on net sales over the life of any application based on the patent rights. Minimum required payments under these agreements are as follows:

===============================================================================
      1998                                                            $ 75,000
      1999                                                              95,000
      2000                                                             125,000
      2001                                                             155,000
      2002                                                             185,000
      2003                                                             215,000
      All subsequent years                                             255,000
===============================================================================

      Total royalty payments for the years ended December 31, 1997, 1996 and 1995 were $45,000, $35,000 and $5,000, respectively.


(11)  Subsequent Event

      On January 7, 1998, the Company entered into a stock purchase agreement and a joint development agreement with Teijin Limited of Osaka, Japan ("Teijin"). Under the terms of the stock purchase agreement, Teijin purchased 493,097 newly issued Aksys common shares at a price of $10.14 per share, representing a total equity investment in Aksys of $5,000,000. The Company has granted to Teijin certain demand registration rights for the shares issued under the stock purchase agreement, beginning January 7, 1999.

      Under the terms of the joint development agreement, Teijin will make additional cash payments to Aksys totaling up to $5,000,000, conditional on the achievement of certain milestones. The companies will cooperate to commercialize the Aksys PHD(TM) Personal Hemodialysis System ("PHD(TM) System") in Japan and will share equally the costs of obtaining the necessary regulatory approvals. While these agreements remain effective, Aksys may not negotiate with any third party regarding the assignment of rights to import or manufacture the PHD(TM) System for sale in Japan.