Form 10-K, Exhibit 13
period 1998-12-31
AKSYS LTD
filed 1999-03-31
CIK 902600

                                                                      Exhibit 13

                                  AKSYS, LTD.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS




Independent Auditors' Report.........................................

Consolidated Balance Sheets..........................................

Consolidated Statements of Operations................................

Consolidated Statements of Stockholders' Equity......................

Consolidated Statements of Cash Flows................................

Notes to Consolidated Financial Statements...........................

                          Independent Auditors' Report


  The Board of Directors and Stockholders
  Aksys, Ltd.:


  We have audited the accompanying consolidated balance sheets of Aksys, Ltd. and subsidiary (a development stage enterprise) as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998 and for the period from January 18, 1991 (inception) through December 31, 1998. These consolidated financial statements are the responsibility of Aksys, Ltd.'s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Aksys, Ltd. and subsidiary (a development stage enterprise) as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1998 and for the period from January 18, 1991 (inception) through December 31, 1998, in conformity with generally accepted accounting principles.



  KPMG LLP

  Chicago, Illinois
  January 27, 1999

AKSYS, LTD. AND SUBSIDIARY
(a development stage enterprise)

Consolidated Balance Sheets

December 31, 1998 and 1997

-------------------------------------------------------------------------------
                                                 December 31,     December 31,
                  Assets                            1998             1997
-------------------------------------------------------------------------------

Current Assets:
 Cash and cash equivalents                       $  8,671,576        8,150,612
 Short-term investments                            11,588,692       21,045,044
 Interest receivable                                   81,358          398,561
 Prepaid expenses                                      85,660           85,326
 Other current assets                                  99,200           34,951
-------------------------------------------------------------------------------
Total current assets                               20,526,486       29,714,494

Long-term investments                                 780,000        2,808,349
Property and equipment, net                         4,369,924        3,866,157
Other assets                                          265,425          258,251
-------------------------------------------------------------------------------
                                                 $ 25,941,835       36,647,251
-------------------------------------------------------------------------------

      Liabilities and Stockholders' Equity
-------------------------------------------------------------------------------
Current liabilities:
 Accounts payable                                $  2,109,409          930,880
 Accrued liabilities                                  407,441          351,113
-------------------------------------------------------------------------------
Total current liabilities                           2,516,850        1,281,993

Other long-term liabilities                           123,041           77,269
-------------------------------------------------------------------------------
Total liabilities                                   2,639,891        1,359,262
-------------------------------------------------------------------------------

Stockholders' equity:
 Preferred stock, par value $.01 per share,
  1,000,000 shares authorized, 0 shares issued
  and outstanding in 1998 and 1997.                         -                -
 Common stock, par value $.01 per share,
  50,000,000 shares authorized, 14,758,542
  and 14,002,663 shares issued and outstanding
  in 1998 and 1997, respectively                      147,585          140,027
 Additional paid-in capital                        69,831,490       64,673,596
 Accumulated other comprehensive income                13,797           10,567
 Deficit accumulated during development stage     (46,690,928)     (29,536,201)
-------------------------------------------------------------------------------
Total stockholders' equity                         23,301,944       35,287,989

Commitments
-------------------------------------------------------------------------------
                                                 $ 25,941,835       36,647,251
-------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements.

AKSYS, LTD. AND SUBSIDIARY
(a development stage enterprise)

Consolidated Statements of Operations

Years ended December 31, 1998, 1997, and 1996 and for the period from January 18, 1991 (inception) through December 31, 1998

----------------------------------------------------------------------------------------------------------------

                                                                                                  Cumulative
                                                                                                     from
                                                                                                Jan. 18, 1991
                                                                                                 (inception)
                                                                                                   through
                                                     1998            1997            1996        Dec. 31, 1998
----------------------------------------------------------------------------------------------------------------
Revenues:
 Joint development income                         $   1,000,000             -              -          1,000,000
----------------------------------------------------------------------------------------------------------------

Operating expenses:
 Research and development                            15,342,533      10,886,803      6,515,485       39,413,437
 Business development                                 1,185,254       1,043,867        547,767        3,136,418
 General and administrative                           3,304,747       3,848,701      2,559,441       11,185,911
----------------------------------------------------------------------------------------------------------------
Total operating expenses                             19,832,534      15,779,371      9,622,693       53,735,766
----------------------------------------------------------------------------------------------------------------

Operating loss                                      (18,832,534)    (15,779,371)    (9,622,693)     (52,735,766)
----------------------------------------------------------------------------------------------------------------

Other income (expense):
 Interest income                                      1,677,807       2,272,769      1,811,585        6,003,578
 Interest expense                                          -               -            (7,929)         (23,591)
 Other income                                              -               -              -              67,884
----------------------------------------------------------------------------------------------------------------

                                                      1,677,807       2,272,769      1,803,656        6,047,871
----------------------------------------------------------------------------------------------------------------

Net loss                                          $ (17,154,727)  $ (13,506,602)  $ (7,819,037)   $ (46,687,895)
----------------------------------------------------------------------------------------------------------------

Net loss per share, basic and diluted             $       (1.17)  $       (0.98)  $      (0.63)
-------------------------------------------------------------------------------------------------

Weighted average shares outstanding                  14,653,953      13,791,236     12,441,718
-------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

AKSYS LTD. AND SUBSIDIARY
(a development stage enterprise)
Consolidated Statements of Stockholders' Equity

Years ended December 31, 1998, 1997 and 1996 and for the period from January 18, 1991 (inception) through December 31, 1998

----------------------------------------------------------------------------------------------------------------------------

                                                                                       Deficit
                                                                         Accumulated  accumulated
                                             Common Stock   Additional      other       during        Other          Total
                                            --------------    paid-in  comprehensive  development  comprehensive  stockholders'
                                            Shares   Amount   capital       income       stage        income         equity
----------------------------------------------------------------------------------------------------------------------------
Issuance of S-Corporation common stock
   on January 18, 1991                       3,060  $34,090         --          --              --                    34,090
Net loss                                       --      --           --          --         (28,719)                  (28,719)
--------------------------------------------------------------------------------------------------                ----------
Balance at December 31, 1991                 3,060   34,090         --          --         (28,719)                    5,371
--------------------------------------------------------------------------------------------------                ----------
Issuance of S-Corporation common stock         938   38,583         --          --              --                    38,583
Net loss                                        --       --         --          --         (18,176)                  (18,176)
--------------------------------------------------------------------------------------------------                ----------
Balance at December 31, 1992                 3,998   72,673         --          --         (46,895)                   25,778
--------------------------------------------------------------------------------------------------                ----------
Issuance of common stock on
   April 2, 1993 in exchange for net
   assets in connection with merger        854,335  (64,090)    64,090          --              --                        --
Offering costs related to issuance of
   redeemable preferred stock                   --       --    (52,617)         --              --                   (52,617)
Net loss                                        --       --         --          --        (781,089)                 (781,089)
--------------------------------------------------------------------------------------------------                ----------
Balance at December 31, 1993               858,333    8,583     11,473          --        (827,984)                 (807,928)
--------------------------------------------------------------------------------------------------                ----------
Offering costs related to issuance of
   redeemable preferred stock                   --       --     (5,596)         --              --                    (5,596)
Compensation related to stock
   option plan                                  --       --      3,240          --              --                     3,240
Net loss                                        --       --         --          --      (2,034,882)               (2,034,882)
--------------------------------------------------------------------------------------------------               -----------
Balance at December 31, 1994               858,333    8,583      9,117          --      (2,862,866)               (2,845,166)
--------------------------------------------------------------------------------------------------               -----------
Offering costs related to issuance of
   redeemable preferred stock                   --       --     (9,419)         --          (3,033)                  (12,452)
Exercise of stock options                    3,124       31        302          --              --                       333
Net loss                                        --       --         --          --      (5,344,663)               (5,344,663)
--------------------------------------------------------------------------------------------------                -----------
Balance at December 31, 1995               861,457    8,614         --          --      (8,210,562)               (8,201,948)
--------------------------------------------------------------------------------------------------                -----------
Comprehensive Income:
   Net loss                                                                             (7,819,037)  (7,819,037)  (7,819,037)
   Other comprehensive income
      Foreign currency translation
         adjustment                                                         2,921                         2,921        2,921
                                                                                                     ----------
Comprehensive income                                                                                 (7,816,116)
                                                                                                     ==========
Issuance of common stock, net            3,565,000   35,650 52,189,375         --               --                52,225,025
Conversion of redeemable
   preferred stock                       9,248,119   92,482 12,314,279         --               --                12,406,761
Exercise of stock options                   27,693      277      4,092         --               --                     4,369
Issuance of common stock for
   services received                         6,286       63     65,940         --               --                    66,003
--------------------------------------------------------------------------------------------------               -----------
Balance at December 31, 1996            13,708,555  137,086 64,573,686      2,921      (16,029,599)               48,684,094
--------------------------------------------------------------------------------------------------               -----------
Comprehensive Income:
   Net loss                                                                            (13,506,602) (13,506,602) (13,506,602)
   Other comprehensive income
      Foreign currency translation
         adjustment                                                         7,646                         7,646        7,646
                                                                                                     ----------
Comprehensive income                                                                                (13,498,956)
                                                                                                     ==========
Exercise of stock options                  289,813    2,898     70,418         --              --                     73,316
Issuance of shares to Employee
   Stock Purchase Plan                       3,650       37     25,951         --              --                     25,988
Issuance of common stock for
   services received                           645        6      3,541         --              --                      3,547
-------------------------------------------------------------------------------------------------                -----------
Balance at December 31, 1997            14,002,663  140,027 64,673,596     10,567     (29,536,201)                35,287,989
-------------------------------------------------------------------------------------------------                -----------
Comprehensive Income:
   Net loss                                                                           (17,154,727)  (17,154,727) (17,154,727)
   Other comprehensive income
      Foreign currency translation
         adjustment                                                         3,230                         3,230        3,230
                                                                                                     ----------
Comprehensive income                                                                                (17,151,497)
                                                                                                     ==========
Issuance of common stock                   493,097    4,931  4,995,069         --              --                  5,000,000
Exercise of stock options                  237,169    2,371     35,272         --              --                     37,643
Issuance of shares to Employee
   Stock Purchase Plan                      25,613      256    127,553         --              --                    127,809
-------------------------------------------------------------------------------------------------                -----------
Balance at December 31, 1998            14,758,542 $147,585 69,831,490     13,797     (46,690,928)                23,301,944
-------------------------------------------------------------------------------------------------                -----------

See accompanying notes to consolidated financial statements.

AKSYS, LTD. AND SUBSIDIARY
(a development stage enterprise)

Consolidated Statements of Cash Flows

Years ended December 31, 1998, 1997 and 1996 and for the period from January 18, 1991 (inception) through December 31, 1998

--------------------------------------------------------------------------------------------------------  -----------------
                                                                                                          Cumulative from
                                                                                                          January 18, 1991
                                                                                                             (inception)
                                                                                                               through
                                                              1998           1997             1996        December 31, 1998
--------------------------------------------------------------------------------------------------------  -----------------
Cash flows from operating activities:
   Net loss                                              $(17,154,727)   (13,506,602)      (7,819,037)      (46,687,895)
   Adjustments to reconcile net loss to net cash
      used in operating activities:
         Depreciation and amortization                        960,849        701,951          347,323         2,245,165
         Compensation expense related to stock options             --             --               --             3,240
         Issuance of stock in exchange for services
            received                                               --          3,547           66,003            69,550
         Changes in assets and liabilities:
            Interest receivable                               317,203        299,563         (689,622)          (81,358)
            Prepaid expenses                                     (334)        (4,521)         (74,862)          (85,930)
            Other current assets                              (64,249)        21,662          (10,294)          (99,200)
            Accounts payable                                1,178,529       (210,949)         825,429         2,109,409
            Accrued and other liabilities                     102,100        146,480          202,724           541,049
            Other assets                                      (92,467)      (189,952)        (107,487)         (471,039)
--------------------------------------------------------------------------------------------------------  -----------------
Net cash used in operating activities                     (14,753,096)   (12,738,821)      (7,259,823)      (42,457,009)
--------------------------------------------------------------------------------------------------------  -----------------

Cash flows from investing activities:
   Purchases of investments                               (23,452,069)   (25,133,915)     (47,849,574)     (108,499,572)
   Proceeds from maturities of investments                 34,940,000     36,813,298       15,692,509        96,123,337
   Purchases of property and equipment                     (1,379,323)    (1,757,274)      (2,432,615)       (6,275,316)
   Organizational costs incurred                                   --            --                --           (19,595)
--------------------------------------------------------------------------------------------------------  -----------------
Net cash provided by (used in) investing activities       (10,108,608)    (9,922,109)     {34,589,680)      (18,671,146)
--------------------------------------------------------------------------------------------------------  -----------------

Cash flows from financing activities:
   Proceeds from issuance of common stock                   5,165,452         99,304       52,229,394        57,567,156
   Proceeds from issuance of preferred stock                       --             --               --        12,336,096
   Proceeds from issuance of note payable                          --             --               --            41,792
   Repayment of notes payable                                      --             --          (16,115)          (41,792)
   Repayment of lease obligation                                   --        (32,039)         (34,338)         (103,521)
--------------------------------------------------------------------------------------------------------  -----------------
Net cash provided by financing activities                   5,165,452         67,265       52,178,941        69,799,731
--------------------------------------------------------------------------------------------------------  -----------------

Net increase (decrease) in cash and cash equivalents          520,964     (2,749,447)      10,329,438         8,671,576
Cash and cash equivalents at beginning of period            8,150,612     10,900,059          570,621                --
--------------------------------------------------------------------------------------------------------  -----------------
Cash and cash equivalents at end of period                  8,671,576      8,150,612       10,900,059         8,671,576
--------------------------------------------------------------------------------------------------------  -----------------

Supplemental disclosures of cash flow information:
   Conversion of redeemable preferred stock                        --             --       12,406,761        12,406,761
   Capital lease obligation incurred to
      acquire equipment                                            --             --               --           103,521
========================================================================================================  =================

See accompanying notes to consolidated financial statements.

AKSYS, LTD. AND SUBSIDIARY
(a development stage enterprise)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1998 and 1997

(1)  Summary of Significant Accounting Policies

     Organization and Nature of Business

     Aksys, Ltd. (the Company) was originally incorporated in Illinois on January 18, 1991. During March 1993, the Company merged into a Delaware corporation. The Company is considered a development stage enterprise since it is devoting substantially all of its efforts to product development and preparation for clinical trials, regulatory approval and commercial manufacturing. No product sales have occurred. A development stage enterprise is required to employ the same accounting principles as operating companies. The Company operates in one industry segment and all of its long-lived assets are located in the United States.

     A summary of the significant accounting policies applied in the preparation of the accompanying financial statements of the Company follows:

     (a) Principles of Consolidation

     On April 18, 1996 the Company established a subsidiary in Tokyo, Japan. The consolidated financial statements include the accounts of the Company and the wholly-owned subsidiary. All material intercompany transactions and balances have been eliminated in consolidation.

     (b) Use of Estimates

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in its consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

     (c) Cash Equivalents and Investments

     Cash equivalents are comprised of certain highly liquid investments with maturities of less than three months when purchased. In addition to cash equivalents, the Company has investments in debt securities that are classified as short-term (mature in more than 91 days but no more than one year) or long-term (maturities beyond one year but no more than 18 months). Such investments are classified as held-to-maturity, as the Company has the ability and intent to hold them until maturity. Investments held-to-maturity are carried at amortized cost, adjusted for the amortization or accretion of discounts or premiums without recognition of gains or losses that are deemed to be temporary. Discounts and premiums are amortized or accreted over the lives of the related instruments as an

AKSYS, LTD. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

    adjustment to yield using the straight-line method, which approximates the effective interest method. Interest income is recognized when earned. At December 31, 1998 and 1997, long-term investments include certificates of deposit to secure a letter of credit for the required security deposit on the Company's leased facilities. Fair value of investments is calculated as market value, based on quoted market prices, and approximates carrying value for all investments.

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

AKSYS, LTD. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(2) Short-Term Investments

    Investments consisted of the following at December 31:

------------------------------------------------------------------------------
                                         1998                   1997
                               -----------------------  ----------------------
                                Amortized     Market    Amortized     Market
                                  cost        value        cost       value
------------------------------------------------------------------------------
U.S. Government and Federal
  Agency Bonds                 $ 5,508,332   5,517,675   2,000,000   1,999,380
 Commercial Paper                1,973,417   1,971,640   4,461,170   4,460,340
 Corporate Bonds                         -           -   6,625,147   6,625,303
 International Bonds             2,006,943   2,018,740   3,858,553   3,857,869
 Municipal Bonds                 2,100,000   2,100,000   2,100,000   2,100,000
 Certificates of Deposit                 -           -   2,000,174   2,000,000
------------------------------------------------------------------------------
                               $11,588,692  11,608,055  21,045,044  21,042,892
------------------------------------------------------------------------------

(3)  Property and Equipment

     Property and equipment are summarized at December 31:


------------------------------------------------------------------------------
                                   Estimated
                                  useful life         1998         1997
------------------------------------------------------------------------------

Furniture and fixtures                7 years     $ 1,117,974      999,616
Leasehold improvements               10 years       1,146,511    1,146,511
Equipment                           3-7 years       4,085,617    2,824,652
------------------------------------------------------------------------------
                                                    6,350,102    4,970,779
Less accumulated depreciation
   and amortization                                (1,980,178)  (1,104,622)
------------------------------------------------------------------------------
                                                  $ 4,369,924    3,866,157
------------------------------------------------------------------------------

AKSYS, LTD. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(4)   Stockholders' Equity

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


(5)   Stock Option Plans

      During 1993, the Company established a nonqualified stock option plan (the "1993 Stock Option Plan") which provides for the granting of options to purchase shares of the Company's common stock to the employees, scientific advisory board members, other associates, and board of directors. Also, during March 1996, the Company established the 1996 Stock Awards Plan (together with the 1993 Stock Option Plan, the "Stock Plans") to provide incentive awards to directors, employees and other key individuals in the form of stock options, SARs, restricted stock and performance grants. The Stock Plans provide that the option exercise price per share of common stock is fixed at not less than 100% of the fair market value of a share of common stock on the date of grant. Options vest over various periods as defined in the agreements and expire as determined by the board on an individual basis, but not to exceed 10 years. At the time the 1996 Stock Awards Plan was

AKSYS, LTD. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

    established, the 1993 Stock Option Plan was terminated, except with respect to options then outstanding. At December 31, 1998, 1,767,587 shares of common stock have been reserved for issuance under the Stock Plans, including 293,070 shares available for future grants under the 1996 Stock Awards Plan.

    The per share weighted-average fair value of stock options granted during 1998 and 1997 was $2.87 and $3.16, respectively, on the dates of grant using the Black Scholes option-pricing model with the following weighted-average assumptions: 1998 - expected dividend yield 0%, expected volatility of 50%, risk-free interest rate of 5.50%, and an expected life of 5 years; 1997 expected dividend yield 0%, expected volatility of 50%, risk-free interest rate of 6.25%, and an expected life of 5 years.

    The Company applies APB Opinion No. 25 in accounting for its Stock Plans and, accordingly, no compensation cost has been recognized for its stock options in the financial statements. Had the Company determined compensation cost based on the fair value at the grant date of its stock options under SFAS No. 123, the Company's net loss would have been reduced to the pro forma amounts indicated below:

-----------------------------------------------------
                                 1998         1997
-----------------------------------------------------
Net loss as reported          $17,154,727  13,506,602
Pro forma                      17,620,643   3,972,518

Loss per share as reported           1.17        0.98
Pro forma                            1.20        1.01


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

AKSYS, LTD. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

    Stock option activity during the periods indicated is as follows:


----------------------------------------------------------------
                                    Number of   Weighted-average
                                      shares     exercise price
----------------------------------------------------------------
    Balance at December 31, 1995    1,447,250           $ 0.1627
       Granted                        296,000            10.7855
       Exercised                      (27,693)            0.1578
----------------------------------------------------------------
    Balance at December 31, 1996    1,715,557             1.9957
       Granted                        402,000             6.2554
       Exercised                     (289,813)            0.2530
       Canceled                      (290,409)            8.7155
----------------------------------------------------------------
    Balance at December 31, 1997    1,537,335             1.9974
       Granted                        340,000             5.6073
       Exercised                     (237,169)            0.1587
       Canceled                      (165,649)            7.5175
----------------------------------------------------------------
    Balance at December 31, 1998    1,474,517           $ 2.5054
----------------------------------------------------------------

    The following table summarizes information about stock options outstanding at December 31, 1998:

-----------------------------------------------------------------------------------------
                                               Options Outstanding    Options Exercisable
-----------------------------------------------------------------------------------------
                                              Weighted-
                                               Average    Weighted-              Weighted-
                                Number        Remaining    Average     Number      Average
             Range of      Outstanding      Contractual   Exercise   Exercisable  Exercise
      Exercise Prices      at 12/31/98         Life         Price    at 12/31/98     Price
-----------------------------------------------------------------------------------------
$0.1067 to $1.0000                 876,538    3.3 years   $ 0.1728      822,976  $ 0.1690
$4.2500 to $6.0000                 420,375    9.0 years   $ 5.0112       97,672  $ 5.3395
$6.1250 to $9.0000                 149,000    8.9 years   $ 7.3268       50,125  $ 7.9838
$9.7500 to $15.2500                 28,604    8.0 years   $12.0443       18,104  $13.3749
-----------------------------------------------------------------------------------------
$0.1067 to $15.2500              1,474,517                              988,877
=========================================================================================

AKSYS, LTD. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(6)  Employee Benefit Plans

     In 1995 the Company instituted a tax-qualified employee savings and retirement plan (the "401(k) Plan") covering all full-time employees. The 401(k) Plan provides a match of up to 10% of the employees' contributions. Total expense for the years ended December 31, 1998, 1997 and 1996 was $19,429, $17,776 and $12,372, respectively.

     On March 4, 1996, the Company established the Employee Stock Purchase Plan (the "Stock Purchase Plan") covering all employees. The Stock Purchase Plan allows employees to purchase Company common stock at a 15% discount to market, based on eligible payroll deductions. Market price is calculated as the lower of the average bid and ask price on the first day of the plan year and the last day of the plan year. A total of 200,000 shares of common stock are reserved for issuance under the Stock Purchase Plan. Total shares issued in 1997 based on 1996 payroll withholdings was 3,650, total shares issued in 1998 based on 1997 payroll withholdings was 25,613, and total shares to be issued during January 1999 for 1998 payroll withholdings was 46,678.


(7)  Stockholder Rights Plan

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


(8)  Income Taxes

     No Federal or state income taxes have been provided for in the accompanying financial statements because of net operating losses incurred to date and the establishment of a

AKSYS, LTD. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

    valuation allowance equal to the amount of the Company's deferred tax assets. At December 31, 1998, the Company has a net operating loss and research and development credit carryforwards for Federal income tax purposes of approximately $49,897,000 and $1,371,000, respectively. These carryforwards expire between 2008 and 2018. Changes in the Company ownership may cause annual limitations on the amount of loss and credit carryforwards that can be utilized to offset income in the future.

    The net deferred tax assets are summarized at December 31 as follows:

---------------------------------------------------------------------------------
                                                           1998           1997
---------------------------------------------------------------------------------
    Deferred tax assets:
      Net operating loss carryforwards                 $ 20,601,000    11,293,000
      Research and development credit carryforwards       1,371,000     1,109,000
      Other                                                  14,000        35,000
---------------------------------------------------------------------------------
    Total deferred tax assets                            21,986,000    12,437,000
    Less valuation allowance                            (21,870,000)  (12,390,000)
---------------------------------------------------------------------------------
    Net deferred tax assets                                 116,000        47,000
    Deferred tax liability - depreciation                   116,000        47,000
---------------------------------------------------------------------------------
    Net deferred taxes                                 $         --            --
---------------------------------------------------------------------------------

    Given the Company's historical losses and uncertainty with respect to the Company's ability to generate taxable income, management has determined that realization of deferred tax assets is less likely than not and accordingly has established a valuation allowance of $21,870,000 at December 31, 1998 and $12,390,000 at December 31, 1997. The change in the valuation allowance was $9,480,000 and $5,550,000 in 1998 and 1997, respectively.


(9) Commitments

      Purchases

    The Company has entered into various supply agreements in preparation for commercialization of its products. The Company has contractual obligations to purchase fixed quantities of components and final assemblies once its products are commercially available.

AKSYS, LTD. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

      Leases

    During September 1996, the Company entered into a new lease agreement, accounted for as an operating lease, for its offices and laboratory research facilities. The term of the lease is ten years; however, the Company may exercise its option to terminate the lease in 2003 by giving written notice to the landlord and paying a termination fee of approximately $350,000. The Company also leases certain equipment under operating leases. Included in both research and development expenses and general and administrative expenses for the years ended December 31, 1998, 1997 and 1996 were $625,484, $573,915 and $332,423, respectively, for rent expense under operating leases for certain equipment and the Company's offices and research facilities. The Company has commitments for future minimum rent payments under these lease agreements.

--------------------------------------------------------------------------------

    1999                                                           $  373,085
    2000                                                              384,290
    2001                                                              395,772
    2002                                                              407,807
    2003                                                              419,980
    Thereafter                                                      1,181,090
--------------------------------------------------------------------------------


      License Agreements

    The Company has been granted licenses to use certain technology in the development and sale of its products. Such license agreements provide for royalty payments to be made by the Company based on net sales over the life of any application based on the patent rights. Minimum required payments under these agreements are as follows:

--------------------------------------------------------------------------------

    1999                                                            $ 95,000
    2000                                                             125,000
    2001                                                             155,000
    2002                                                             185,000
    2003                                                             215,000
    All subsequent years                                             255,000
--------------------------------------------------------------------------------

    Total royalty payments for the years ended December 31, 1998, 1997 and 1996 were $75,000, $45,000 and $35,000, respectively.