Form 10-K, Exhibit 13
period 1999-12-31
AKSYS LTD
filed 2000-03-30
CIK 902600

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


  We have audited the accompanying consolidated balance sheets of Aksys, Ltd. and subsidiary (a development stage enterprise) as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999 and for the period from January 18, 1991 (inception) through December 31, 1999. These consolidated financial statements are the responsibility of Aksys, Ltd.'s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Aksys, Ltd. and subsidiary (a development stage enterprise) as of December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1999 and for the period from January 18, 1991 (inception) through December 31, 1999, in conformity with generally accepted accounting principles.



  KPMG LLP

  Chicago, Illinois
  January 28, 2000

AKSYS, LTD. AND SUBSIDIARY
(a development stage enterprise)

Consolidated Balance
Sheets

December 31, 1999 and 1998
--------------------------------------------------------------------------------------------------------------
                                                                       December 31,             December 31,
                         Assets                                          1999                     1998
--------------------------------------------------------------------------------------------------------------
Current assets:
  Cash and cash equivalents                                            $  4,322,635               8,671,576
  Short-term investments                                                 10,518,853              11,588,692
  Interest receivable                                                       298,567                  81,358
  Prepaid expenses                                                           43,115                  85,660
  Other current assets                                                       49,542                  99,200
--------------------------------------------------------------------------------------------------------------
Total current assets                                                     15,232,712              20,526,486

Long-term investments                                                       780,000                 780,000
Property and equipment,net                                                2,564,075               4,369,924
Other assets                                                                234,647                 265,425
--------------------------------------------------------------------------------------------------------------
                                                                       $ 18,811,434              25,941,835
--------------------------------------------------------------------------------------------------------------

                  Liabilities and Stockholders' Equity
--------------------------------------------------------------------------------------------------------------
Current liabilities:
    Accounts payable                                                   $  1,028,662               2,109,409
    Deferred revenue                                                      4,390,687                      --
    Accrued liabilities                                                     622,359                 407,441
--------------------------------------------------------------------------------------------------------------
Total current liabilities                                                 6,041,708               2,516,850

Other long-term liabilities                                                 146,345                 123,041
--------------------------------------------------------------------------------------------------------------
Total liabilities                                                         6,188,053               2,639,891
--------------------------------------------------------------------------------------------------------------

Stockholders' equity:
  Preferred stock, par value $.01 per share, 1,000,000
    shares authorized, 0 shares issued and outstanding
    in 1999 and 1998                                                             --                      --
    Common stock, par value $.01 per share, 50,000,000
      shares authorized, 15,076,996 and 14,758,542 shares
      issued and outstanding in 1999 and 1998, respectively                 150,770                 147,585
    Additional paid-in capital                                           70,448,778              69,831,490
    Accumulated other comprehensive income                                   13,030                  13,797
    Deficit accumulated during development stage                        (57,989,197)            (46,690,928)
--------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                               12,623,381              23,301,944

Commitments
--------------------------------------------------------------------------------------------------------------
                                                                       $ 18,811,434              25,941,835
--------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

AKSYS, LTD. AND SUBSIDIARY
(a development stage enterprise)

Consolidated Statements of Operations

Years ended December 31, 1999, 1998 and 1997 and for the period from January 18, 1991 (inception) through December 31, 1998

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                     Cumulative
                                                                                                                        from
                                                                                                                    Jan. 18, 1991
                                                                                                                     (inception)
                                                                                                                       through
                                           1999                        1998                     1997                Dec. 31, 1999
------------------------------------------------------------------------------------------------------------------------------------
Revenues:
    Joint development income                 $  9,609,313          1,000,000                        --                  10,609,313
------------------------------------------------------------------------------------------------------------------------------------

Operating expenses:
    Research and development                   15,909,993         15,342,533                10,886,803                  55,323,430
    Business development                        1,737,069          1,185,254                 1,043,867                   4,873,487
    General and administrative                  4,258,162          3,304,747                 3,848,701                  15,444,073
------------------------------------------------------------------------------------------------------------------------------------
Total operating expenses                       21,905,224         19,832,534                15,779,371                  75,640,990
------------------------------------------------------------------------------------------------------------------------------------
Operating loss                                (12,295,911)       (18,832,534)              (15,779,371)                (65,031,677)
------------------------------------------------------------------------------------------------------------------------------------

Other income (expense):
    Interest income                               997,642          1,677,807                 2,272,769                   7,001,220
    Interest expense                                   --                 --                        --                     (23,591)
    Other income                                       --                 --                        --                      67,884
------------------------------------------------------------------------------------------------------------------------------------
                                                  997,642          1,677,807                 2,272,769                   7,045,513
------------------------------------------------------------------------------------------------------------------------------------

Net loss                                     $(11,298,269)      $(17,154,727)             $(13,506,602)               $(57,986,164)
====================================================================================================================================

Net loss per share, basic and diluted       $       (0.76)      $      (1.17)             $      (0.98)               $      (9.51)
====================================================================================================================================

Weighted average shares outstanding            14,885,449         14,653,953                13,791,236                   6,099,873
====================================================================================================================================

See accompanying notes to consolidated financial statements.

AKSYS, LTD. AND SUBSIDIARY
(a development stage enterprise)

Consolidated Statements of Stockholders' Equity

Years ended December 31, 1999, 1998 and 1997 and for the period from January 18, 1991 (inception) through December 31, 1999

------------------------------------------------------------------------------------------------------------------------------------
                                                                                               Deficit
                                                                               Accumulated   accumulated
                                                   Common stock    Additional     other        during        Other         Total
                                                 -----------------   paid-in   comprehensive development comprehensive Stockholders'
                                                 Shares    Amount    capital      income       stage        income        equity
------------------------------------------------------------------------------------------------------------------------------------
Issuance of S-Corporation common stock on
    January 18, 1991                               3,060  $ 34,090         --             --          --                     34,090
Net loss                                              --        --         --             --     (28,719)                   (28,719)
---------------------------------------------------------------------------------------------------------              -------------
Balance at December 31, 1991                       3,060    34,090         --             --     (28,719)                     5,371
---------------------------------------------------------------------------------------------------------              -------------
Issuance of S-Corporation common stock               938    38,583         --             --          --                     38,583
Net loss                                              --        --         --             --     (18,176)                   (18,176)
---------------------------------------------------------------------------------------------------------              -------------
Balance at December 31, 1992                       3,998    72,673         --             --     (46,895)                    25,778
---------------------------------------------------------------------------------------------------------              -------------
Issuance of common stock on April 2, 1993 in
    exchange for net assets in connection
    with merger                                  854,335   (64,090)    64,090             --          --                         --
Offering costs related to issuance of redeemable
    preferred stock                                   --        --    (52,617)            --          --                    (52,617)
Net loss                                              --        --         --             --    (781,089)                  (781,089)
---------------------------------------------------------------------------------------------------------              -------------
Balance at December 31, 1993                     858,333     8,583     11,473             --    (827,984)                  (807,928)
---------------------------------------------------------------------------------------------------------              -------------
Offering costs related to issuance of redeemable
    preferred stock                                   --        --     (5,596)            --          --                     (5,596)
Compensation related to stock option plan             --        --      3,240             --          --                      3,240
Net loss                                              --        --         --             --  (2,034,882)                (2,034,882)
---------------------------------------------------------------------------------------------------------              -------------
Balance at December 31, 1994                     858,333     8,583      9,117             --  (2,862,866)                (2,845,166)
---------------------------------------------------------------------------------------------------------              -------------
Offering costs related to issuance of redeemable
    preferred stock                                   --        --     (9,419)            --      (3,033)                   (12,452)
Exercise of stock options                          3,124        31        302             --          --                        333
Net loss                                              --        --         --             --  (5,344,663)                (5,344,663)
---------------------------------------------------------------------------------------------------------              -------------
Balance at December 31, 1995                     861,457     8,614         --             --  (8,210,562)                (8,201,948)
---------------------------------------------------------------------------------------------------------              -------------
Comprehensive income:
    Net loss                                                                                  (7,819,037)   (7,819,037)  (7,819,037)
    Other comprehensive income
       Foreign currency translation adjustment                                         2,921                     2,921        2,921
                                                                                                           -----------
Comprehensive income                                                                                        (7,816,116)
                                                                                                           -----------
Issuance of common stock, net                  3,565,000    35,650 52,189,375             --          --                 52,225,025
Conversion of redeemable preferred stock       9,248,119    92,482 12,314,279             --          --                 12,406,761
Exercise of stock options                         27,693       277      4,092             --          --                      4,369
Issuance of common stock for services received     6,286        63     65,940             --          --                     66,003
---------------------------------------------------------------------------------------------------------              -------------
Balance at December 31, 1996                  13,708,555   137,086 64,573,686          2,921 (16,029,599)                48,684,094
---------------------------------------------------------------------------------------------------------              -------------
Comprehensive income:
    Net loss                                                                                 (13,506,602)  (13,506,602) (13,506,602)
    Other comprehensive income
       Foreign currency translation adjustment                                         7,646                     7,646        7,646
                                                                                                           -----------
Comprehensive income                                                                                       (13,498,956)
                                                                                                           -----------
Exercise of stock options                        289,813     2,898     70,418             --                                 73,316
Issuance of shares to Employee Stock
   Purchase Plan                                   3,650        37     25,951             --                                 25,988
Issuance of common stock for services received       645         6      3,541             --                                  3,547
---------------------------------------------------------------------------------------------------------              -------------
Balance at December 31, 1997                  14,002,663   140,027 64,673,596         10,567 (29,536,201)                35,287,989
---------------------------------------------------------------------------------------------------------              -------------
Comprehensive income:
    Net loss                                                                                 (17,154,727)  (17,154,727) (17,154,727)
    Other comprehensive income
       Foreign currency translation adjustment                                         3,230                     3,230        3,230
                                                                                                           -----------
Comprehensive income                                                                                       (17,151,497)
                                                                                                           -----------
Issuance of common stock                         493,097     4,931  4,995,069             --                              5,000,000
Exercise of stock options                        237,169     2,371     35,272             --          --                     37,643
Issuance of shares to Employee Stock
   Purchase Plan                                  25,613       256    127,553             --                                127,809
--------------------------------------------------------------------------------------------------------               -------------
Balance at December 31, 1998                  14,758,542   147,585 69,831,490         13,797 (46,690,928)                23,301,944
--------------------------------------------------------------------------------------------------------               -------------
Comprehensive income:
    Net loss                                                                                 (11,298,269)  (11,298,269) (11,298,269)
    Other comprehensive income
       Foreign currency translation adjustment                                          (767)                     (767)        (767)
Comprehensive income                                                                                       (11,299,036)
                                                                                                           -----------
Issuance of common stock for services rendered    55,000       550    308,205                                               308,755
Exercise of stock options                        216,776     2,168    141,976                                               144,144
Issuance of shares to Employee Stock
   Purchase Plan                                  46,678       467    167,107                                               167,574
--------------------------------------------------------------------------------------------------------               -------------
Balance at December 31, 1999                  15,076,996  $150,770 70,448,778         13,030 (57,989,197)                12,623,381
--------------------------------------------------------------------------------------------------------               -------------
See accompanying notes to consolidated financial statements.

AKSYS, LTD. AND SUBSIDIARY
(a development stage enterprise)

Consolidated Statements of Cash Flows

Years ended December 31, 1999, 1998 and 1997 and for the period from January 18, 1991 (inception) through December 31, 1998
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                   Cumulative from
                                                                                                                   January 18, 1991
                                                                                                                     (inception)
                                                                                                                       through
                                                       1999                 1998                1997               December 31, 1999
------------------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
 Net loss                                           $ (11,298,269)        (17,154,727)        (13,506,602)              (57,986,164)
 Adjustments to reconcile net loss to net cash
   used in operating activities:
    Depreciation and amortization                       1,333,959             960,849             701,951                 3,579,124
    Adjustment of carrying value of fixed assets          980,912                  --                  --                   980,912
    Compensation expense related to stock options              --                  --                  --                     3,240
    Issuance of stock in exchange for services
      received                                            308,755                  --               3,547                   378,305
    Changes in assets and liabilities:
     Interest receivable                                 (217,209)             317,203             299,563                 (298,567)
     Prepaid expenses                                      42,545                 (334)             (4,521)                 (43,385)
     Other current assets                                  49,658              (64,249)             21,662                  (49,542)
     Accounts payable                                  (1,080,747)           1,178,529            (210,949)               1,028,662
     Deferred revenue                                   4,390,687                   --                  --                4,390,687
     Accrued and other liabilities                        238,222              102,100             146,480                  779,271
     Other assets                                         (71,192)             (92,467)           (189,952)                (542,231)
------------------------------------------------------------------------------------------------------------------------------------
Net cash used in operating activities                  (5,322,679)         (14,753,096)        (12,738,821)             (47,779,688)
------------------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
 Purchases of investments                             (12,650,693)         (23,452,069)        (25,133,915)            (121,150,265)
 Proceeds from maturities of investments               13,720,532           34,940,000          36,813,298              109,843,869
 Purchases of property and equipment                     (407,819)          (1,379,323)         (1,757,274)              (6,683,135)
 Organizational costs incurred                                 --                   --                  --                  (19,595)
------------------------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) investing activities       662,020           10,108,608           9,922,109              (18,009,126)
------------------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
 Proceeds from issuance of common stock                   311,718            5,165,452              99,304               57,878,874
 Proceeds from issuance of preferred stock                     --                   --                  --               12,336,096
 Proceeds from issuance of note payable                        --                   --                  --                   41,792
 Repayment of notes payable                                    --                   --                  --                  (41,792)
 Repayment of lease obligation                                 --                   --             (32,039)                (103,521)
------------------------------------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                 311,718            5,165,452              67,265               70,111,449
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents   (4,348,941)             520,964          (2,749,447)               4,322,635
Cash and cash equivalents at beginning of period        8,671,576            8,150,612          10,900,059                       --
------------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of period              4,322,635            8,671,576           8,150,612                4,322,635
------------------------------------------------------------------------------------------------------------------------------------
Supplemental disclosures of cash flow information:
 Conversion of redeemable preferred stock                      --                   --          12,406,761               12,406,761
 Capital lease obligation incurred to
  acquire equipment                                            --                   --                  --                  103,521
------------------------------------------------------------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements.

AKSYS, LTD. AND SUBSIDIARY
(a development stage enterprise)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999, 1998 and 1997

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

     (c) Cash Equivalents and Investments

     Cash equivalents are comprised of certain highly liquid investments with maturities of less than three months when purchased. In addition to cash equivalents, the Company has investments in debt securities that are classified as short-term (mature in more than 91 days but no more than one year) or long-term (maturities beyond one year but no more than 18 months). Such investments are classified as held-to-maturity, as the Company has the ability and intent to hold them until maturity. Investments held-to-maturity are carried at amortized cost, adjusted for the amortization or accretion of discounts or premiums without recognition of gains or losses that are deemed to be temporary. Discounts and premiums are amortized or accreted over the lives of the related instruments as an adjustment to yield using the straight-line method, which approximates the effective interest method. Interest income is recognized when earned. At December 31, 1999 and 1998, long-term investments include certificates of deposit to secure a letter of credit for the required security deposit on the Company's leased facilities. Fair value of investments is calculated as market value, based on quoted market prices, and approximates carrying value for all investments.

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

     (e)  Revenue Recognition

     On June 21, 1999, the Company entered into a co-development and license agreement (the "Agreement") with Teijin Limited of Osaka, Japan. Under the terms of the Agreement, Teijin paid $7.0 million to the Company for the right to manufacture and sell the PHD System in Japan. The Company is also entitled to future royalty payments from future product sales in Japan. The $7.0 million has been recognized as revenue. Teijin also paid the Company a $7.0 million co-development fee relating to the PHD System. Use of the proceeds from the co-development fee is restricted to development costs incurred on the PHD System and may not be used for other general corporate purposes. Amounts paid under the co-development arrangement are recognized as revenue as development costs on the PHD System are incurred. The Company has recognized $2.6 million of revenue related to co-development of the PHD System in 1999.

     (f)  Research and Development Costs

     Research and development costs are charged to expense when incurred.

     (g)  Income Taxes

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

    (h) Computation of Net Loss per Share

    Net loss per share is based on the weighted average number of shares outstanding with common equivalent shares from stock options excluded from the computation because their effect is antidilutive.

    (2)  Short-Term Investments

    Investments consisted of the following at December 31:

-------------------------------------------------------------------------------------------------------------------------------
                                                                                  1999                          1998
                                                                     -----------------------------    -------------------------
                                                                     Amortized             Market      Amortized      Market
                                                                       cost                value          cost        value
-------------------------------------------------------------------------------------------------------------------------------
  U.S. Government and Federal
    Agency Bonds                                                   $ 1,508,283            1,502,820     5,508,332    5,517,675
  Commercial Paper                                                   1,986,507            1,983,600     1,973,417    1,971,640
  Corporate Bonds                                                    2,006,840            2,000,100             -            -
  International Bonds                                                3,020,001            3,012,800     2,006,943    2,018,740
  Municipal Bonds                                                            -                    -     2,100,000    2,100,000
  Certificates of Deposit                                            1,997,222            2,000,000             -            -
-------------------------------------------------------------------------------------------------------------------------------
                                                                   $10,518,853           10,499,320    11,588,692   11,608,055
-------------------------------------------------------------------------------------------------------------------------------

    (3)  Property and Equipment

         Property and equipment are summarized at December 31:

------------------------------------------------------------------------------------------------------------------------------------

                                                                          Estimated
                                                                         useful life       1999           1998
------------------------------------------------------------------------------------------------------------------------------------

     Furniture and fixtures                                                  7 years    $ 1,235,329     1,117,974
     Leasehold improvements                                                 10 years      1,146,511     1,146,511
     Equipment                                                             3-7 years      3,395,169     4,085,617
------------------------------------------------------------------------------------------------------------------------------------


                                                                                          5,777,009     6,350,102
     Less accumulated depreciation and amortization                                      (3,212,934)   (1,980,178)
------------------------------------------------------------------------------------------------------------------------------------


                                                                                         $2,564,075     4,369,924
------------------------------------------------------------------------------------------------------------------------------------

    During 1999, the Company determined that the PHD Systems built for clinical trials, plus additional components to be used for the future manufacture of PHD Systems, would differ from the version of the PHD System that will eventually be commercialized. Accordingly, the assets were written down to a carrying value of zero, with the charge of $980,912 recorded as research and development expense.


(4) Stockholders' Equity

    During 1999, the Company issued 55,000 shares of Common Stock at a fair value of $308,755 in exchange for services rendered.

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

    Company's common stock to the employees, scientific advisory board members, other associates, and board of directors. Also, during March 1996, the Company established the 1996 Stock Awards Plan (together with the 1993 Stock Option Plan, the "Stock Plans") to provide incentive awards to directors, employees and other key individuals in the form of stock options, SARs, restricted stock and performance grants. The Stock Plans provide that the option exercise price per share of common stock is fixed at not less than 100% of the fair market value of a share of common stock on the date of grant. Options vest over various periods as defined in the agreements and expire as determined by the board on an individual basis, but not to exceed 10 years. At the time the 1996 Stock Awards Plan was established, the 1993 Stock Option Plan was terminated, except with respect to options then outstanding. At December 31, 1999, 2,368,561 shares of common stock have been reserved for issuance under the Stock Plans, including 345,180 shares available for future grants under the 1996 Stock Awards Plan.

    The per share weighted-average fair value of stock options granted during 1999, 1998 and 1997 was $2.70, $2.87 and $3.16, respectively, on the dates of grant using the Black Scholes option-pricing model with the following weighted-average assumptions: 1999 - expected dividend yield 0%, expected volatility of 50%, risk-free interest rate of 6.20%, and an expected life of 5 years; 1998 - expected dividend yield 0%, expected volatility of 50%, risk-free interest rate of 5.50%, and an expected life of 5 years; 1997 - expected dividend yield 0%, expected volatility of 50%, risk-free interest rate of 6.25%, and an expected life of 5 years.

    The Company applies APB Opinion No. 25 in accounting for its Stock Plans and, accordingly, no compensation cost has been recognized for its stock options in the financial statements. Had the Company determined compensation cost based on the fair value at the grant date of its stock options under SFAS No. 123, the Company's net loss would have been increased to the pro forma amounts indicated below:

----------------------------------------------------------------------
                                  1999           1998          1997
----------------------------------------------------------------------
Net loss as reported            $11,298,269   17,154,727   13,506,602
Pro forma                        12,438,473   17,620,643   13,972,518

Loss per share as reported             0.76         1.17         0.98
Pro forma                              0.84         1.20         1.01
----------------------------------------------------------------------

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

    Stock option activity during the periods indicated is as follows:

-----------------------------------------------------------------------
                                      Number of    Weighted-average
                                        Shares      exercise price
-----------------------------------------------------------------------
   Balance at December 31, 1996       1,715,557             $1.9957
       Granted                          402,000              6.2554
       Exercised                       (289,813)             0.2530
       Canceled                        (290,409)             8.7155
-----------------------------------------------------------------------
    Balance at December 31, 1997      1,537,335              1.9974
       Granted                          340,000              5.6073
       Exercised                       (237,169)             0.1587
       Canceled                        (165,649)             7.5175
-----------------------------------------------------------------------
    Balance at December 31, 1998      1,474,517              2.5054
       Granted                          945,000              5.2878
       Exercised                       (216,776)             0.6660
       Canceled                        (179,360)             4.9502
-----------------------------------------------------------------------
    Balance at December 31, 1999      2,023,381             $3.7801
-----------------------------------------------------------------------

    The following table summarizes information about stock options outstanding at December 31, 1999:

                                          Options Outstanding      Options Exercisable
------------------------------------------------------------------------------------------------
                                                Weighted-
                                                 Average      Weighted-               Weighted-
                                Number         Remaining      Average      Number       Average
Range of                     Outstanding       Contractual   Exercise    Exercisable   Exercise
Exercise Prices              at 12/31/99          Life         Price     at 12/31/99    Price
------------------------------------------------------------------------------------------------
$0.1067 to $1.0000            679,631          2.4 years     $ 0.1717      657,975     $ 0.1731
$4.1880 to $5.2500            405,750          8.5 years     $ 4.8113      149,771     $ 4.7951
$5.3130 to $8.6250            906,750          9.3 years     $ 5.7500      154,063     $ 6.8899
$9.0000 to $15.2500            31,250          6.5 years     $11.7060       20,750     $12.7500
------------------------------------------------------------------------------------------------
$0.1067 to $15.2500         2,023,381                                      982,559
================================================================================================

(6) Employee Benefit Plans

    In 1995 the Company instituted a tax-qualified employee savings and retirement plan (the "401(k) Plan") covering all full-time employees. The 401(k) Plan provides a match of up to 10% of the employees' contributions. Total expense for the years ended December 31, 1999, 1998 and 1997 was $21,130, $19,429 and $17,776, respectively.

    On March 4, 1996, the Company established the Employee Stock Purchase
    Plan (the "Stock Purchase Plan") covering all employees. The Stock Purchase Plan allows employees to purchase Company common stock at a 15% discount to market, based on eligible payroll deductions. Market price is calculated as the lower of the average bid and ask price on the first day of the plan year and the last day of the plan year. A total of 200,000 shares of common stock are reserved for issuance under the Stock Purchase Plan. Total shares issued in 1998 based on 1997 payroll withholdings was 25,613, total shares issued in 1999 based on 1998 payroll withholdings was 46,678, and total shares to be issued during January 2000 for 1999 payroll withholdings was 57,810.


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


(8) Income Taxes

    No Federal or state income taxes have been provided for in the accompanying financial statements because of net operating losses incurred to date and the establishment of a valuation allowance equal to the amount of the Company's deferred tax assets. At December 31, 1999, the Company has a net operating loss and research and development credit carryforwards for Federal income tax purposes of approximately $60,458,000 and $1,482,000, respectively. These carryforwards expire between 2008 and 2019. Changes in the Company ownership may cause annual limitations on the amount of loss and credit carryforwards that can be utilized to offset income in the future.

    The net deferred tax assets are summarized at December 31 as follows:

---------------------------------------------------------------------------------------
                                                             1999            1998
---------------------------------------------------------------------------------------
    Deferred tax assets:
      Net operating loss carryforwards                   $ 25,377,000     20,601,000
      Research and development credit carryforwards         1,482,000      1,371,000
      Other                                                   118,000         14,000
---------------------------------------------------------------------------------------
    Total deferred tax assets                              26,977,000     21,986,000
    Less valuation allowance                              (26,977,000)   (21,870,000)
---------------------------------------------------------------------------------------
    Net deferred tax assets                                        --        116,000
    Deferred tax liability - depreciation                                    116,000
---------------------------------------------------------------------------------------
    Net deferred taxes                                   $          -              -
---------------------------------------------------------------------------------------

    Given the Company's historical losses and uncertainty with respect to the Company's ability to generate taxable income, management has determined that realization of deferred tax assets is less likely than not and accordingly has established a valuation allowance of $26,977,000 at December 31, 1999 and $21,870,000 at December 31, 1998. The change in the valuation allowance was $5,107,000 and $9,480,000 in 1999 and 1998, respectively.


(9) Commitments

    Purchases

    The Company has entered into various supply agreements in preparation for commercialization of its products. The Company has contractual obligations to purchase fixed quantities of components and final assemblies once its products are commercially available.

    Leases

    During September 1996, the Company entered into a new lease agreement, accounted for as an operating lease, for its offices and laboratory research facilities. The term of the lease is ten years; however, the Company may exercise its option to terminate the lease in 2003 by giving written notice to the landlord and paying a termination fee of approximately $350,000. The Company also leases certain equipment under operating leases. Included in both research and development expenses and general and administrative expenses for the years ended December 31, 1999, 1998 and 1997 were $648,078, $625,484 and $573,915, respectively, for rent expense under operating leases for certain equipment and the Company's offices and research facilities.
    The Company has commitments for future minimum rent payments under these lease agreements.

-----------------------------------------------------------------------
    2000                                                   $384,290
    2001                                                    395,772
    2002                                                    407,807
    2003                                                    419,980
    2004                                                    432,568
    Thereafter                                              748,522
-----------------------------------------------------------------------

    License Agreements

    The Company has been granted licenses to use certain technology in the development and sale of its products. Such license agreements provide for royalty payments to be made by the Company based on net sales over the life of any application based on the patent rights. Minimum required payments under these agreements are as follows:

--------------------------------------------------------------------------
    2000                                                          $125,000
    2001                                                           155,000
    2002                                                           185,000
    2003                                                           215,000
    2004                                                           255,000
    All subsequent years                                           255,000
--------------------------------------------------------------------------

    Total royalty payments for the years ended December 31, 1999, 1998 and 1997 were $96,400, $75,000 and $45,000, respectively.