Form 10-K, Exhibit 13
period 2000-12-31
AKSYS LTD
filed 2001-03-30
CIK 902600

                                                                      Exhibit 13

                                  AKSYS, LTD.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS




Independent Auditors' Report...............................................

Consolidated Balance Sheets................................................

Consolidated Statements of Operations......................................

Consolidated Statements of Stockholders' Equity............................

Consolidated Statements of Cash Flows......................................

Notes to Consolidated Financial Statements.................................

                         Independent Auditors' Report


  The Board of Directors and Stockholders
  Aksys, Ltd.:


  We have audited the accompanying consolidated balance sheets of Aksys, Ltd. and subsidiary (a development stage enterprise) as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000 and for the period from January 18, 1991 (inception) through December 31, 2000. These consolidated financial statements are the responsibility of Aksys, Ltd.'s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Aksys, Ltd. and subsidiary (a development stage enterprise) as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000 and for the period from January 18, 1991 (inception) through December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.


  KPMG LLP

  Chicago, Illinois
  February 1, 2001

AKSYS, LTD. AND SUBSIDIARY
(a development stage enterprise)

Consolidated Balance Sheets

December 31, 2000 and 1999

------------------------------------------------------------------------------
                                                   December 31,   December 31,
Assets                                                 2000           1999
------------------------------------------------------------------------------
Current assets:
 Cash and cash equivalents                         $  19,121,697     4,322,635
 Short-term investments                                       --    10,518,853
 Interest receivable                                       4,095       298,567
 Prepaid expenses                                         65,082        43,115
 Other current assets                                    125,784        49,542
------------------------------------------------------------------------------
Total current assets                                  19,316,658    15,232,712

Long-term investments                                    780,000       780,000
Property and equipment, net                            1,950,167     2,564,075
Other assets                                             141,195       234,647
------------------------------------------------------------------------------
                                                  $   22,188,020    18,811,434
------------------------------------------------------------------------------
                     Liabilities and Stockholders' Equity
------------------------------------------------------------------------------
Current liabilities:
 Accounts payable                                 $    1,137,222     1,028,662
 Deferred revenue                                             --     4,390,687
 Accrued liabilities                                     884,913       622,359
 Other liabilities                                       658,423            --
------------------------------------------------------------------------------
Total current liabilities                              2,680,558     6,041,708

Other long-term liabilities                              158,444       146,345
------------------------------------------------------------------------------
Total liabilities                                      2,839,002     6,188,053
------------------------------------------------------------------------------
Stockholders' equity:
 Preferred stock, par value $.01 per share,
  1,000,000 shares authorized, 0 shares issued
  and outstanding in 2000 and 1999                            --            --
 Common stock, par value $.01 per share, 50,000,000
   shares authorized, 18,317,946 and 15,076,996
   shares issued and outstanding in 2000 and 1999,
   respectively                                          183,179       150,770
 Additional paid-in capital                           92,853,229    70,448,778
 Accumulated other comprehensive income                   12,962        13,030
 Deficit accumulated during development stage        (73,700,352)  (57,989,197)
------------------------------------------------------------------------------
Total stockholders' equity                            19,349,018    12,623,381

Commitments
------------------------------------------------------------------------------
                                                  $   22,188,020    18,811,434
------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

AKSYS, LTD. AND SUBSIDIARY
(a development stage enterprise)

Consolidated Statements of Operations

Years ended December 31, 2000, 1999 and 1998 and for the period from January 18, 1991 (inception) through December 31, 2000

--------------------------------------------------------------------------------------------------
                                                                                    Cumulative
                                                                                       from
                                                                                   Jan. 18, 1991
                                                                                    (inception)
                                                                                      through
                                           2000           1999           1998      Dec. 31, 2000
--------------------------------------------------------------------------------------------------
Revenues:
 Joint development income             $    3,434,809      9,609,313      1,000,000      14,044,122
--------------------------------------------------------------------------------------------------
Operating expenses:
 Research and development                 14,541,873     15,909,993     15,342,533      69,865,303
 Business development                      1,025,315      1,737,069      1,185,254       5,898,802
 General and administrative                4,738,737      4,258,162      3,304,747      20,182,810
--------------------------------------------------------------------------------------------------
Total operating expenses                  20,305,925     21,905,224     19,832,534      95,946,915
--------------------------------------------------------------------------------------------------
Operating loss                           (16,871,116)   (12,295,911)   (18,832,534)    (81,902,793)
--------------------------------------------------------------------------------------------------

Other income (expense):
 Interest income                           1,159,961        997,642      1,677,807       8,161,181
 Interest expense                                 --             --             --         (23,591)
 Other income                                     --             --             --          67,884
--------------------------------------------------------------------------------------------------
                                           1,159,961        997,642      1,677,807       8,205,474
--------------------------------------------------------------------------------------------------

Net loss                               $ (15,711,155) $ (11,298,269) $ (17,154,727)  $ (73,697,319)
--------------------------------------------------------------------------------------------------
Net loss per share, basic and diluted  $       (0.93) $       (0.76) $       (1.17)  $      (10.25)
--------------------------------------------------------------------------------------------------

Weighted average shares outstanding       16,934,532     14,885,449     14,653,953       7,190,491
--------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

AKSYS, LTD. AND SUBSIDIARY
(a development stage enterprise)

Consolidated Statements of Stockholders' Equity

Years ended December 31, 2000, 1999 and 1998 and for the period from January 18, 1991 (inception) through December 31, 2000

                                                                                           Deficit
                                                                          Accumulated    accumulated
                                           Common stock      Additional       other        during         Other         Total
                                       --------------------    paid-in   comprehensive   development   comprehensive  stockholders'
                                         Shares      Amount    capital       income         stage         income        equity
-----------------------------------------------------------------------------------------------------------------------------------
Issuance of S-Corporation common
    stock on January 18, 1991             3,060    $ 34,090          --           --            --                         34,090
Net loss                                    --           --          --           --       (28,719)                       (28,719)
---------------------------------------------------------------------------------------------------                    ----------
Balance at December 31, 1991              3,060      34,090          --           --       (28,719)                         5,371
---------------------------------------------------------------------------------------------------                    ----------

Issuance of S-Corporation
    common stock                            938      38,583          --           --            --                         38,583
Net loss                                     --          --          --           --       (18,176)                       (18,176)
---------------------------------------------------------------------------------------------------                    ----------
Balance at December 31, 1992              3,998      72,673          --           --       (46,895)                        25,778
---------------------------------------------------------------------------------------------------                    ----------
Issuance of common stock on
    April 2, 1993 in exchange for net
    assets in connection with merger    854,335     (64,090)     64,090           --            --                             --

Offering costs related to issuance of
    redeemable preferred stock               --          --     (52,617)          --            --                        (52,617)
Net loss                                     --          --          --           --      (781,089)                      (781,089)
---------------------------------------------------------------------------------------------------                    ----------
Balance at December 31, 1993            858,333       8,583      11,473           --      (827,984)                      (807,928)
---------------------------------------------------------------------------------------------------                    ----------

Offering costs related to issuance of
    redeemable preferred stock               --          --      (5,596)          --            --                         (5,596)
Compensation related to stock
    option plan                              --          --       3,240           --            --                          3,240
Net loss                                     --          --          --           --    (2,034,882)                    (2,034,882)
---------------------------------------------------------------------------------------------------                    ----------
Balance at December 31, 1994            858,333       8,583       9,117           --    (2,862,866)                    (2,845,166)
---------------------------------------------------------------------------------------------------                    ----------

Offering costs related to issuance of
    redeemable preferred stock               --          --      (9,419)          --        (3,033)                       (12,452)
Exercise of stock options                 3,124          31         302           --            --                            333
Net loss                                     --          --          --           --    (5,344,663)                    (5,344,663)
---------------------------------------------------------------------------------------------------                    ----------
Balance at December 31, 1995            861,457       8,614          --           --    (8,210,562)                    (8,201,948)
---------------------------------------------------------------------------------------------------                    ----------

Comprehensive income:
    Net loss                                                                            (7,819,037)    (7,819,037)     (7,819,037)
    Other comprehensive income
      Foreign currency translation
       adjustment                                                              2,921                        2,921           2,921
                                                                                                      -----------
Comprehensive income                                                                                   (7,816,116)
                                                                                                      ===========
Issuance of common stock, net         3,565,000      35,650  52,189,375           --            --                     52,225,025
Conversion of redeemable
    preferred stock                   9,248,119      92,482  12,314,279           --            --                     12,406,761
Exercise of stock options                27,693         277       4,092           --            --                          4,369
Issuance of common stock for
 services received                        6,286          63      65,940           --            --                         66,003
---------------------------------------------------------------------------------------------------                    ----------
Balance at December 31, 1996         13,708,555     137,086  64,573,686        2,921   (16,029,599)                    48,684,094
---------------------------------------------------------------------------------------------------                    ----------
Comprehensive income:
    Net loss                                                                           (13,506,602)   (13,506,602)    (13,506,602)
    Other comprehensive income
      Foreign currency translation
       adjustment                                                              7,646                        7,646           7,646
                                                                                                      -----------
Comprehensive income                                                                                  (13,498,956)
                                                                                                      ===========
Exercise of stock options               289,813       2,898      70,418           --            --                         73,316
Issuance of shares to Employee
 Stock Purchase Plan                      3,650          37      25,951           --            --                         25,988
Issuance of common stock for
 services received                          645           6       3,541           --            --                          3,547
---------------------------------------------------------------------------------------------------                    ----------
Balance at December 31, 1997         14,002,663     140,027  64,673,596       10,567   (29,536,201)                    35,287,989
---------------------------------------------------------------------------------------------------                    ----------

Comprehensive income:
    Net loss                                                                           (17,154,727)   (17,154,727)    (17,154,727)
    Other comprehensive income
      Foreign currency translation
       adjustment                                                              3,230                        3,230           3,230
                                                                                                      -----------
Comprehensive income                                                                                  (17,151,497)
                                                                                                      ===========
Issuance of common stock                493,097      4,931    4,995,069           --            --                      5,000,000
Exercise of stock options               237,169      2,371       35,272           --            --                         37,643
Issuance of shares to Employee
 Stock Purchase Plan                     25,613        256      127,553           --            --                        127,809
---------------------------------------------------------------------------------------------------                    ----------
Balance at December 31, 1998         14,758,542    147,585   69,831,490       13,797   (46,690,928)                    23,301,944
---------------------------------------------------------------------------------------------------                    ----------

Comprehensive income:
    Net loss                                                                           (11,298,269)   (11,298,269)    (11,298,269)
    Other comprehensive income
      Foreign currency translation
       adjustment                                                               (767)                        (767)           (767)
                                                                                                      -----------
Comprehensive income                                                                                  (11,299,036)
                                                                                                      ===========
Issuance of common stock for
 services rendered                       55,000        550      308,205                                                   308,755
Exercise of stock options               216,776      2,168      141,976                                                   144,144
Issuance of shares to Employee
 Stock Purchase Plan                     46,678        467      167,107                                                   167,574
---------------------------------------------------------------------------------------------------                    ----------
Balance at December 31, 1999         15,076,996    150,770   70,448,778       13,030   (57,989,197)                    12,623,381
---------------------------------------------------------------------------------------------------                    ----------

Comprehensive income:
    Net loss                                                                           (15,711,155)   (15,711,155)    (15,711,155)
    Other comprehensive income
      Foreign currency translation
       adjustment                                                                (68)                         (68)            (68)
                                                                                                      -----------
Comprehensive income                                                                                  (15,711,223)
                                                                                                      ===========
Issuance of common stock              2,801,478     28,015   20,542,986                                                20,571,001
Exercise of stock options               381,662      3,816    1,650,458                                                 1,654,274
Issuance of shares to Employee
 Stock Purchase Plan                     57,810        578      211,007                                                   211,585
---------------------------------------------------------------------------------------------------                    ----------
Balance at December 31, 2000         18,317,946   $183,179   92,853,229       12,962   (73,700,352)                    19,349,018
---------------------------------------------------------------------------------------------------                    ----------

See accompanying notes to consolidated financial statements.

AKSYS, LTD. AND SUBSIDIARY
(a development stage enterprise)

Consolidated Statements of Cash Flows

Years ended December 31, 2000, 1999 and 1998 and for the period from January 18, 1991 (inception) through December 31, 2000

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                   Cumulative from
                                                                                                                   January 18, 1991
                                                                                                                     (inception)
                                                                                                                       through
                                                                   2000              1999             1998        December 31, 2000
-----------------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net loss                                                     $(15,711,155)     (11,298,269)     (17,154,727)          (73,697,319)
  Adjustments to reconcile net loss to net cash
    used in operating activities:
      Depreciation and amortization                                 864,011        1,333,959          960,849             4,443,135
      Adjustment of carrying value of fixed assets                        -          980,912                -               980,912
      Compensation expense related to stock options                 423,340               -                 -               426,500
      Issuance of stock in exchange for services
        received                                                     30,625          308,755                -               408,930
      Changes in assets and liabilities:
        Interest receivable                                         294,472         (217,209)         317,203                (4,095)
        Prepaid expenses                                            (21,967)          42,545             (334)              (65,352)
        Other current assets                                        (76,310)          49,658          (64,249)             (125,852)
        Accounts payable                                            108,560       (1,080,747)       1,178,529             1,137,222
        Deferred revenue                                         (4,390,687)       4,390,687               -                     -
        Accrued and other liabilities                               933,076          238,222          102,100             1,712,347
        Other assets                                                     -           (71,192)         (92,467)             (542,231)
-----------------------------------------------------------------------------------------------------------------------------------
Net cash used in operating activities                           (17,546,035)      (5,322,679)     (14,753,096)          (65,325,723)
-----------------------------------------------------------------------------------------------------------------------------------

Cash flows from investing activities:
  Purchases of investments                                               -       (12,650,693)     (23,452,069)         (121,150,265)
  Proceeds from maturities of investments                        10,518,853       13,720,532       34,940,000           120,362,722
  Purchases of property and equipment                              (156,651)        (407,819)      (1,379,323)           (6,839,786)
  Organizational costs incurred                                          -                -                -                (19,595)
-----------------------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) investing activities              10,362,202          662,020       10,108,608            (7,646,924)
-----------------------------------------------------------------------------------------------------------------------------------

Cash flows from financing activities:
  Proceeds from issuance of common stock                         21,982,895          311,718        5,165,452            79,861,769
  Proceeds from issuance of preferred stock                              -                -                -             12,336,096
  Proceeds from issuance of note payable                                 -                -                -                 41,792
  Repayment of notes payable                                             -                -                -                (41,792)
  Repayment of lease obligation                                          -                -                -               (103,521)
-----------------------------------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                        21,982,895          311,718        5,165,452            92,094,344
-----------------------------------------------------------------------------------------------------------------------------------

Net increase (decrease) in cash and cash equivalents             14,799,062       (4,348,941)         520,964            19,121,697
Cash and cash equivalents at beginning of period                  4,322,635        8,671,576        8,150,612                    -
-----------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of period                       19,121,697        4,322,635        8,671,576            19,121,697
-----------------------------------------------------------------------------------------------------------------------------------

Supplemental disclosures of cash flow information:
  Conversion of redeemable preferred stock                               -                -                -             12,406,761
  Capital lease obligation incurred to
    acquire equipment                                                    -                -                -                103,521
-----------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

AKSYS, LTD. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(1) Summary of Significant Accounting Policies

    Organization and Nature of Business

    Aksys, Ltd. (the Company) was originally incorporated in Illinois on January 18, 1991. During March 1993, the Company merged into a Delaware corporation. The Company is considered a development stage enterprise since it is devoting substantially all of its efforts to product development, regulatory approval and preparation for commercialization. No product sales have occurred. A development stage enterprise is required to employ the same accounting principles as operating companies. The Company operates in one industry segment and all of its long-lived assets are located in the United States.

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

    (b) Use of Estimates

    The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

    (c) Cash Equivalents and Investments

    Cash equivalents are comprised of certain highly liquid investments with maturities of less than three months when purchased. In addition to cash equivalents, the Company has investments in debt securities that are classified as short-term (mature in more than 91 days but no more than one year) or long-term (maturities beyond one year but no more than 18 months). Such investments are classified as held-to-maturity, as the Company has the ability and intent to hold them until maturity. Investments held-to-maturity are carried at amortized cost, adjusted for the amortization or accretion of discounts or premiums without recognition of gains or losses that are deemed to be temporary. Discounts and premiums are amortized or accreted over the lives of the related instruments as an adjustment to yield. Interest income is recognized when earned. At December 31, 2000 and 1999, long-term investments include certificates of deposit to secure a letter of credit for the required security deposit on the Company's

AKSYS, LTD. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

    leased facilities. Fair value of investments is calculated as market value, based on quoted market prices, and approximates carrying value for all investments.

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

    (e)  Revenue Recognition

    On June 21, 1999, the Company entered into a co-development and license agreement (the "Agreement") with Teijin Limited of Osaka, Japan. Under the terms of the Agreement, Teijin paid $7.0 million to the Company for the right to manufacture and sell the PHD System in Japan. The Company is also entitled to future royalty payments from future product sales in Japan. The $7.0 million has been recognized as revenue. Teijin also paid the Company a $7.0 million co-development fee relating to the PHD System. Use of the proceeds from the co-development fee is restricted to development costs incurred on the PHD System and may not be used for other general corporate purposes. Amounts paid under the co-development arrangement are recognized as revenue as development costs on the PHD System are incurred. During the years ended December 31, 2000 and 1999, the Company recognized revenue of $3.4 million and $2.6 million, respectively, related to co-development of the PHD System. During 2000, the Agreement was amended. The final revenue related to the co-development of the PHD System was recognized during 2000, and the remaining unspent co-development funds under the Agreement have been recorded in other liabilities.

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

AKSYS, LTD. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


    of a change in tax rates is recognized in income in the period that includes the enactment date.

    (h) Computation of Net Loss per Share

    Net loss per share is based on the weighted average number of shares outstanding with common equivalent shares from stock options excluded from the computation because their effect is antidilutive.

(2) Short-Term Investments

    Short-term investments consisted of the following at December 31, 1999:

----------------------------------------------------------------------------------------
                                                                Amortized       Market
                                                                  cost           value
----------------------------------------------------------------------------------------
U.S. Government and Federal
   Agency Bonds                                                $ 1,508,283     1,502,820
Commercial Paper                                                 1,986,507     1,983,600
Corporate Bonds                                                  2,006,840     2,000,100
International Bonds                                              3,020,001     3,012,800
Certificates of Deposit                                          1,997,222     2,000,000
----------------------------------------------------------------------------------------
                                                               $10,518,853    10,499,320
----------------------------------------------------------------------------------------

(3) Property and Equipment

    Property and equipment are summarized at December 31:

----------------------------------------------------------------------------------------------------
                                                               Estimated
                                                              useful life      2000           1999
----------------------------------------------------------------------------------------------------
Furniture and fixtures                                           7 years    $ 1,235,329    1,235,329
Leasehold improvements                                          10 years      1,146,511    1,146,511
Equipment                                                      3-7 years      3,551,819    3,395,169
----------------------------------------------------------------------------------------------------

                                                                              5,933,659    5,777,009
Less accumulated depreciation and amortization                               (3,983,492)  (3,212,934)
----------------------------------------------------------------------------------------------------
                                                                            $ 1,950,167    2,564,075
----------------------------------------------------------------------------------------------------

AKSYS, LTD. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


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


(4) Stockholders' Equity

    On April 11 and August 16, 2000, the Company completed two private placements to five institutional investors of 2,476,375 shares of its common stock. The gross proceeds of the offering were approximately $19.2 million. The shares were sold with the assistance of U.S. Bancorp Piper Jaffray ("Piper Jaffray"). As the placement agent, Piper Jaffray received fees of approximately $1.2 million.

    On June 8, 2000, the Company completed a private placement of 320,103 shares of its common stock. The shares were sold to Kimal plc, the Company's expected technical service partner in the United Kingdom. The Company received gross proceeds from the offering of $2,500,000, and no commission fees or other selling expenses were incurred. The shares of common stock were sold in reliance on the exemption from registration provided by Regulation S, promulgated by the Securities and Exchange Commission under the Securities Act of 1933.

    During 2000 and 1999, the Company issued 5,000 and 55,000 shares of Common Stock at a fair value of $30,625 and $308,755, respectively, in exchange for services rendered.

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

    On April 23, 1996, the Company effected a 3-for-2 stock split of its common stock. All references in the financial statements to share and per share data have been adjusted to reflect this split. Additionally, on April 23, 1996, the Company filed a Restated Certificate of Incorporation authorizing an increase in the number of authorized shares of common stock to 50,000,000 shares and authorizing 1,000,000 shares of preferred stock, par value $.01 per share, for future issuance. Upon adoption of a stockholder rights plan during October 1996, the Company designated 50,000 shares as Junior Participating Preferred Stock, Series A (the "Series A Shares"). No Series A Shares will

AKSYS, LTD. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


    be issued until the occurrence of a triggering event, as defined in the stockholder rights plan.

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


(5) Stock Option Plans

    During 1993, the Company established a nonqualified stock option plan (the "1993 Stock Option Plan") which provides for the granting of options to purchase shares of the Company's common stock to the employees, scientific advisory board members, other associates, and board of directors. Also, during March 1996, the Company established the 1996 Stock Awards Plan (together with the 1993 Stock Option Plan, the "Stock Plans") to provide incentive awards to directors, employees and other key individuals in the form of stock options, SARs, restricted stock and performance grants. Options vest over various periods as defined in the agreements and expire as determined by the board on an individual basis, but not to exceed 10 years. At the time the 1996 Stock Awards Plan was established, the 1993 Stock Option Plan was terminated, except with respect to options then outstanding. At December 31, 2000, 1,980,024 shares of common stock have been reserved for issuance under the Stock Plans, including 88,699 shares available for future grants under the 1996 Stock Awards Plan. During 2000, the Company issued a total of 40,451 non-qualified stock options at a price below fair market value at the time of the option awards, resulting in a non-cash compensation charge, recorded in operating expenses, of approximately $423,000.

    The per share weighted-average fair value of stock options granted during 2000, 1999 and 1998 was $6.40, $2.70 and $2.87, respectively, on the dates of grant using the Black Scholes option-pricing model with the following weighted-average assumptions: 2000 - expected dividend yield of 0%, expected volatility of 83%, risk-free interest rate of 5.80%, and an expected life of 5 years; 1999 - expected dividend yield of 0%, expected volatility of 50%, risk-free interest rate of 6.20%, and an expected life of 5 years; 1998 - expected dividend yield of 0%, expected volatility of 50%, risk-free interest rate of 5.50%, and an expected life of 5 years.

AKSYS, LTD. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


    The Company applies the intrinsic value method in accounting for its Stock Plans. Had the Company determined compensation cost based on the fair value at the grant date of its stock options, the Company's net loss would have been increased to the pro forma amounts indicated below:

-------------------------------------------------------------------------------
                                 2000         1999        1998
-------------------------------------------------------------------------------
Net loss as reported          $15,711,155  11,298,269  17,154,727
Pro forma net loss             16,623,320  12,438,473  17,620,643

Loss per share as reported           0.93        0.76        1.17
Pro forma loss per share             0.98        0.84        1.20
-------------------------------------------------------------------------------

    Pro forma net loss reflects only options granted since January 1, 1995. Therefore, the full impact of calculating compensation cost for stock options under the fair value method is not reflected in the 1998 pro forma net loss amounts presented above because compensation cost is reflected over the options' vesting period of 4 years and compensation cost for options granted prior to January 1, 1995 is not considered.

    Stock option activity during the periods indicated is as follows:

-------------------------------------------------------------------------------
                                    Number of   Weighted-average
                                      shares     exercise price
-------------------------------------------------------------------------------
    Balance at December 31, 1997    1,537,335       $1.9974
       Granted                        340,000        5.6073
       Exercised                     (237,169)       0.1587
       Canceled                      (165,649)       7.5175
-------------------------------------------------------------------------------
    Balance at December 31, 1998    1,474,517        2.5054
       Granted                        945,000        5.2878
       Exercised                     (216,776)       0.6660
       Canceled                      (179,360)       4.9502
-------------------------------------------------------------------------------
    Balance at December 31, 1999    2,023,381        3.7801
       Granted                        553,126        9.2831
       Exercised                     (381,662)       3.2252
       Canceled                      (303,520)       5.9990
-------------------------------------------------------------------------------
    Balance at December 31, 2000    1,891,325       $5.1477
-------------------------------------------------------------------------------

AKSYS, LTD. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


    The following table summarizes information about stock options outstanding at December 31, 2000:


                                                  Options Outstanding     Options Exercisable
-----------------------------------------------------------------------------------------------------
                                                Weighted-
                                                  Average   Weighted-                      Weighted-
                                  Number        Remaining     Average         Number         Average
       Range of              Outstanding      Contractual    Exercise    Exercisable        Exercise
   Exercise Prices           at 12/31/00             Life       Price    at 12/31/00           Price
-----------------------------------------------------------------------------------------------------
$0.1067 to $1.0000               527,463        1.6 years    $ 0.1745        506,463        $ 0.1774
$4.2500 to $5.3750               618,937        8.3 years    $ 5.2080        224,198        $ 5.0823
$5.5000 to $8.5625               337,250        8.0 years    $ 6.5982        185,437        $ 6.9695
$8.6250 to $10.5000              307,175        9.4 years    $ 8.8996         17,675        $ 9.4243
$11.0000 to $15.2500             100,500        9.4 years    $14.5417         11,250        $15.2500
-----------------------------------------------------------------------------------------------------
$0.1067 to $15.2500            1,891,325                                     945,023
-----------------------------------------------------------------------------------------------------

(6) Employee Benefit Plans

    In 1995 the Company adopted a tax-qualified employee savings and retirement plan (the "401(k) Plan") covering all full-time employees. The 401(k) Plan provides a match of up to 100% of the employees' contributions. Total expense for the years ended December 31, 2000, 1999 and 1998 was $45,955, $21,130 and $19,429, respectively.

    On March 4, 1996, the Company established the Employee Stock Purchase Plan (the "Stock Purchase Plan") covering all employees. The Stock Purchase Plan allows employees to purchase Company common stock at a 15% discount to market, based on eligible payroll deductions. Market price is calculated as the lower of the average bid and ask price on the first day of the plan year and the last day of the plan year. A total of 200,000 shares of common stock are reserved for issuance under the Stock Purchase Plan. Total shares issued based on payroll withholdings for the years ended December 31, 2000, 1999 and 1998 were 66,249 (issued January 2001), 57,810 (issued January 2000) and 46,678 (issued January 1999), respectively. As of December 31, 2000, there are no shares remaining under the Stock Purchase Plan. The Company intends to propose the adoption of a new Employee Stock Purchase Plan at the Company's Annual Meeting of Stockholders.

AKSYS, LTD. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


(7) Stockholder Rights Plan

    On October 28, 1996 the Company adopted a stockholder rights plan and declared a dividend to be made to stockholders of record on November 8, 1996 of one preferred share purchase right on each outstanding share of the Company's common stock. The stockholder rights plan was adopted to preserve for the stockholders of the Company the long-term value of the Company in the event of a takeover of the Company or the purchase of a significant block of the Company's common stock and to protect the Company and its stockholders against coercive takeover tactics. Prior to the time the rights become exercisable, the rights will be evidenced by the certificates representing shares of common stock of the Company and will be transferable only in connection with the transfer of shares of common stock. If a person acquires 15% of the Company's common stock the rights will then be exercisable, and each right will entitle the holder thereof to purchase for an exercise price of $85.00 (subject to adjustment), shares of the Company's common stock having a market value of twice such exercise price, valued as of the date of occurrence of such triggering event, subject to the right of the Company to exchange the rights for common stock of the Company on a one-for-one basis. The Company will be entitled to redeem the rights at $0.01 per right at any time before public disclosure that a 15% position has been acquired. The rights will expire on October 28, 2006, unless previously redeemed or exercised.


(8) Income Taxes

    No Federal or state income taxes have been provided for in the accompanying financial statements because of net operating losses incurred to date and the establishment of a valuation allowance equal to the amount of the Company's deferred tax assets. At December 31, 2000, the Company has a net operating loss and research and development credit carryforwards for Federal income tax purposes of approximately $75,083,000 and $1,482,000, respectively. These carryforwards expire between 2008 and 2020. Changes in the Company's ownership may cause annual limitations on the amount of loss and credit carryforwards that can be utilized to offset income in the future.

AKSYS, LTD. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


    The net deferred tax assets are summarized at December 31 as follows:

--------------------------------------------------------------------------------
                                                        2000         1999
--------------------------------------------------------------------------------
Deferred tax assets:
 Net operating loss carryforwards                 $ 29,732,000    25,377,000
 Research and development credit carryforwards       1,482,000     1,482,000
 Other                                                 730,000       118,000
--------------------------------------------------------------------------------

Total deferred tax assets                           31,944,000    26,977,000
Less valuation allowance                           (31,944,000)  (26,977,000)
--------------------------------------------------------------------------------

Net deferred tax assets                                     --            --
Deferred tax liability - depreciation                       --            --
--------------------------------------------------------------------------------

Net deferred taxes                                $          -             -
--------------------------------------------------------------------------------

    Given the Company's historical losses and uncertainty with respect to the Company's ability to generate taxable income, management has established a valuation allowance of $31,944,000 at December 31, 2000 and $26,977,000 at December 31, 1999 to reduce the net deferred tax assets to zero. The change in the valuation allowance was $4,967,000 and $5,107,000 in 2000 and 1999, respectively.


(9) Commitments

      Purchases

    The Company has entered into various supply agreements in preparation for commercialization of its products. The Company has contractual obligations to purchase fixed quantities of components and final assemblies once its products are commercially available.

      Leases

    During September 1996, the Company entered into a new lease agreement, accounted for as an operating lease, for its offices and laboratory research facilities. The term of the lease is ten years; however, the Company may exercise its option to terminate the lease in 2003 by giving written notice to the landlord and paying a termination fee of approximately $350,000. The Company also leases certain equipment under operating leases. Included in both research and development expenses and general and administrative expenses for the years ended December 31, 2000, 1999 and 1998 were

AKSYS, LTD. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


    $611,363, $648,078 and $625,484, respectively, for rent expense under operating leases for certain equipment and the Company's offices and research facilities. The Company has commitments for future minimum rent payments under these lease agreements, as follows:

-------------------------------------------------------------------------------

    2001                                                           $395,772
    2002                                                            407,807
    2003                                                            419,980
    2004                                                            432,568
    2005                                                            445,572
    Thereafter                                                      302,950
-------------------------------------------------------------------------------

      License Agreements

    The Company has been granted licenses to use certain technology in the development and sale of its products. Such license agreements provide for royalty payments to be made by the Company based on net sales over the life of any application based on the patent rights. Minimum required payments under these agreements are as follows:


-------------------------------------------------------------------------------

    2001                                                           $155,000
    2002                                                            185,000
    2003                                                            215,000
    All subsequent years                                            255,000
-------------------------------------------------------------------------------

    Total royalty payments for the years ended December 31, 2000, 1999 and 1998 were $140,000, $96,400 and $75,000, respectively.