Form 10-K, Exhibit 13
period 2001-12-31
AKSYS LTD
filed 2002-04-01
CIK 902600

                                                                      Exhibit 13

                                   AKSYS, LTD.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS




Independent Auditors' Report...................................................1

Consolidated Balance Sheets....................................................2

Consolidated Statements of Operations..........................................3

Consolidated Statements of Stockholders' Equity................................4

Consolidated Statements of Cash Flows..........................................6

Notes to Consolidated Financial Statements.....................................7

                        INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Aksys, Ltd.:

We have audited the accompanying consolidated balance sheets of Aksys, Ltd. and subsidiary (a development stage enterprise) as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001 and for the period from January 18, 1991 (inception) through December 31, 2001. These consolidated financial statements are the responsibility of Aksys, Ltd.'s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Aksys, Ltd. and subsidiary (a development stage enterprise) as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001 and for the period from January 18, 1991 (inception) through December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

Chicago, Illinois
February 25, 2002, except as to note 11, which is as of March 27, 2002

AKSYS, LTD. AND SUBSIDIARY
(a development stage enterprise)

Consolidated Balance Sheets

December 31, 2001 and 2000

------------------------------------------------------------------------------------------------------
                                                                 December 31,          December 31,
                        Assets                                      2001                  2000
------------------------------------------------------------------------------------------------------
Current assets:
  Cash and cash equivalents                                    $   10,240,414         $   19,121,697
  Short-term investments                                            1,009,521                      -
  Other receivables                                                   231,888                  4,095
  Prepaid expenses                                                     58,387                 65,082
  Deposits with vendors                                               700,000                125,784
------------------------------------------------------------------------------------------------------
Total current assets                                               12,240,210             19,316,658

Long-term investments                                                 780,000                780,000
Property and equipment, net                                         1,365,774              1,950,167
Other assets                                                           68,519                141,195
------------------------------------------------------------------------------------------------------
                                                               $   14,454,503         $   22,188,020
======================================================================================================

      Liabilities and Stockholders' Equity
------------------------------------------------------------------------------------------------------
Current liabilities:
  Accounts payable                                             $    1,057,909         $    1,137,222
  Accrued liabilities                                                 633,904                884,913
  Other liabilities                                                       -                  658,423
------------------------------------------------------------------------------------------------------
Total current liabilities                                           1,691,813              2,680,558

Other long-term liabilities                                           159,061                158,444
------------------------------------------------------------------------------------------------------
Total liabilities                                                   1,850,874              2,839,002
------------------------------------------------------------------------------------------------------

Stockholders' equity:
  Preferred stock, par value $.01 per share, 1,000,000
    shares authorized, 0 shares issued and outstanding
    in 2001 and 2000                                                      -                      -
  Common stock, par value $.01 per share, 50,000,000
    shares authorized, 22,097,524 and 18,317,946 shares
    issued and outstanding in 2001 and 2000, respectively             220,975                183,179
  Additional paid-in capital                                      103,313,209             92,853,229
  Accumulated other comprehensive income                               11,423                 12,962
  Deficit accumulated during development stage                    (90,941,978)           (73,700,352)
------------------------------------------------------------------------------------------------------
Total stockholders' equity                                         12,603,629             19,349,018

Commitments
------------------------------------------------------------------------------------------------------
                                                               $   14,454,503         $   22,188,020
======================================================================================================

See accompanying notes to consolidated financial statements.

AKSYS, LTD. AND SUBSIDIARY
(a development stage enterprise)

Consolidated Statements of Operations

Years ended December 31, 2001, 2000 and 1999 and for the period from January 18, 1991 (inception) through December 31, 2000

=============================================================================================================
                                                                                                Cumulative
                                                                                                   from
                                                                                               Jan. 18, 1991
                                                                                                (inception)
                                                                                                  through
                                          2001               2000             1999             Dec. 31, 2001
-------------------------------------------------------------------------------------------------------------
Revenues:
  Joint development income             $         -        $   3,434,809        9,609,313          14,044,122
-------------------------------------------------------------------------------------------------------------

Operating expenses:
  Research and development                10,882,796         14,541,873       15,909,993          80,748,099
  Business development                     1,753,499          1,025,315        1,737,069           7,652,301
  General and administrative               5,121,223          4,738,737        4,258,162          25,304,033
-------------------------------------------------------------------------------------------------------------
Total operating expenses                  17,757,518         20,305,925       21,905,224         113,704,433
-------------------------------------------------------------------------------------------------------------

Operating loss                           (17,757,518)       (16,871,116)     (12,295,911)        (99,660,311)
-------------------------------------------------------------------------------------------------------------

Other income (expense):
  Interest income                            515,892          1,159,961          997,642           8,677,073
  Interest expense                               -                  -                -               (23,591)
  Other income                                   -                  -                -                67,884
-------------------------------------------------------------------------------------------------------------

                                             515,892          1,159,961          997,642           8,721,366
-------------------------------------------------------------------------------------------------------------

Net loss                               $ (17,241,626)     $ (15,711,155)   $ (11,298,269)      $ (90,938,945)
=============================================================================================================

Net loss per share, basic and diluted  $       (0.94)     $       (0.93)   $       (0.76)      $      (11.03)
=============================================================================================================

Weighted average shares outstanding       18,418,410         16,934,532       14,885,449           8,242,487
=============================================================================================================

See accompanying notes to consolidated financial statements.

AKSYS, LTD. AND SUBSIDIARY
(a development stage enterprise)

Consolidated Statements of Stockholders' Equity

Years ended December 31, 2001, 2000 and 1999 and for the period from January 18, 1991 (inception) through December 31, 2001

=============================================================================================================================
                                                                                                                   Deficit
                                                                                                   Accumulated   accumulated
                                                             Common stock           Additional        other         during
                                                        ------------------------     paid-in       comprehensive  development
                                                           Shares       Amount       capital          income        stage
-----------------------------------------------------------------------------------------------------------------------------

Issuance of S-Corporation common stock on
January 18, 1991                                              3,060    $  34,090           -             -             -
Net loss                                                         -          -              -             -          (28,719)
----------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1991                                  3,060       34,090           -             -          (28,719)
----------------------------------------------------------------------------------------------------------------------------

Issuance of S-Corporation common stock                          938       38,583           -             -             -
Net loss                                                         -          -              -             -          (18,176)
----------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1992                                  3,998       72,673           -             -          (46,895)
----------------------------------------------------------------------------------------------------------------------------

Issuance of common stock on April 2, 1993 in exchange
for net assets in connection with merger                    854,335      (64,090)        64,090          -             -
Offering costs related to issuance of redeemable
preferred stock                                                  -          -           (52,617)         -             -
Net loss                                                         -          -              -             -         (781,089)
----------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1993                                858,333        8,583         11,473          -         (827,984)
----------------------------------------------------------------------------------------------------------------------------

Offering costs related to issuance of redeemable
preferred stock                                                  -          -            (5,596)         -             -
Compensation related to stock option plan                        -          -             3,240          -             -
Net loss                                                         -          -              -             -       (2,034,882)
----------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1994                                858,333        8,583          9,117          -       (2,862,866)
----------------------------------------------------------------------------------------------------------------------------

Offering costs related to issuance of redeemable
preferred stock                                                  -          -            (9,419)         -           (3,033)
Exercise of stock options                                     3,124           31            302          -              -
Net loss                                                         -          -                 -          -       (5,344,663)
----------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995                                861,457        8,614              -          -       (8,210,562)
----------------------------------------------------------------------------------------------------------------------------

Comprehensive income:
Net loss                                                                                                         (7,819,037)
Other comprehensive income
Foreign currency translation adjustment                                                                2,921
Comprehensive income
Issuance of common stock, net                             3,565,000       35,650     52,189,375          -             -
Conversion of redeemable preferred stock                  9,248,119       92,482     12,314,279          -             -
Exercise of stock options                                    27,693          277          4,092          -             -
Issuance of common stock for services received                6,286           63         65,940          -             -
----------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996                             13,708,555      137,086     64,573,686        2,921    (16,029,599)
----------------------------------------------------------------------------------------------------------------------------

Comprehensive income:
Net loss                                                                                                        (13,506,602)
Other comprehensive income
Foreign currency translation adjustment                                                                7,646
Comprehensive income

Exercise of stock options                                   289,813        2,898         70,418          -             -
Issuance of shares to Employee Stock Purchase Plan            3,650           37         25,951          -             -
Issuance of common stock for services received                  645            6          3,541          -             -
----------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1997                             14,002,663      140,027     64,673,596       10,567    (29,536,201)
----------------------------------------------------------------------------------------------------------------------------

==========================================================================================
                                                         Other                  Total
                                                     comprehensive          stockholders'
                                                         income                equity
------------------------------------------------------------------------------------------
Issuance of S-Corporation common stock on
January 18, 1991                                                                   34,090
Net loss                                                                          (28,719)
                                                                             -------------
Balance at December 31, 1991                                                        5,371
                                                                             --------------

Issuance of S-Corporation common stock                                             38,583
Net loss                                                                          (18,176)
                                                                             -------------
Balance at December 31, 1992                                                       25,778
                                                                             -------------

Issuance of common stock on April 2, 1993 in exchange
for net assets in connection with merger                                                -
Offering costs related to issuance of redeemable
preferred stock                                                                   (52,617)
Net loss                                                                         (781,089)
                                                                             -------------
Balance at December 31, 1993                                                     (807,928)
                                                                             -------------

Offering costs related to issuance of redeemable
preferred stock                                                                    (5,596)
Compensation related to stock option plan                                           3,240
Net loss                                                                       (2,034,882)
                                                                             -------------
Balance at December 31, 1994                                                   (2,845,166)
                                                                             -------------

Offering costs related to issuance of redeemable
preferred stock                                                                   (12,452)
Exercise of stock options                                                             333
Net loss                                                                       (5,344,663)
                                                                             -------------
Balance at December 31, 1995                                                   (8,201,948)
                                                                             -------------

Comprehensive income:
Net loss                                                    (7,819,037)        (7,819,037)
Other comprehensive income
Foreign currency translation adjustment                          2,921              2,921
                                                          -------------
Comprehensive income                                        (7,816,116)
                                                          =============

Issuance of common stock, net                                                  52,225,025
Conversion of redeemable preferred stock                                       12,406,761
Exercise of stock options                                                           4,369
Issuance of common stock for services received                                     66,003
                                                                             -------------
Balance at December 31, 1996                                                   48,684,094
                                                                             -------------

Comprehensive income:
Net loss                                                   (13,506,602)       (13,506,602)
Other comprehensive income
Foreign currency translation adjustment                          7,646              7,646
                                                          -------------
Comprehensive income                                       (13,498,956)
                                                          =============

Exercise of stock options                                                          73,316
Issuance of shares to Employee Stock Purchase Plan                                 25,988
Issuance of common stock for services received                                      3,547
                                                                             -------------
Balance at December 31, 1997                                                   35,287,989
                                                                             -------------

AKSYS, LTD. AND SUBSIDIARY
(a development stage enterprise)

Consolidated Statements of Stockholders' Equity

Years ended December 31, 2001, 2000 and 1999 and for the period from January 18, 1991 (inception) through December 31, 2001

=============================================================================================================================
                                                                                                                   Deficit
                                                                                                   Accumulated   accumulated
                                                             Common stock           Additional        other         during
                                                        ------------------------     paid-in       comprehensive  development
                                                           Shares       Amount       capital          income        stage
-----------------------------------------------------------------------------------------------------------------------------

Comprehensive income:
Net loss                                                                                                        (17,154,727)
Other comprehensive income
Foreign currency translation adjustment                                                                3,230
Comprehensive income

Issuance of common stock                                    493,097        4,931      4,995,069          -             -
Exercise of stock options                                   237,169        2,371         35,272          -             -
Issuance of shares to Employee Stock Purchase Plan           25,613          256        127,553          -             -
----------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1998                             14,758,542      147,585     69,831,490       13,797    (46,690,928)
----------------------------------------------------------------------------------------------------------------------------

Comprehensive income:
Net loss                                                                                                        (11,298,269)
Other comprehensive income
Foreign currency translation adjustment                                                                 (767)
Comprehensive income
Issuance of common stock for services rendered               55,000          550        308,205
Exercise of stock options                                   216,776        2,168        141,976
Issuance of shares to Employee Stock Purchase Plan           46,678          467        167,107
----------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1999                             15,076,996      150,770     70,448,778       13,030    (57,989,197)
----------------------------------------------------------------------------------------------------------------------------

Comprehensive income:
Net loss                                                                                                        (15,711,155)
Other comprehensive income
Foreign currency translation adjustment                                                                  (68)
Comprehensive income
Issuance of common stock                                  2,801,478       28,015     20,542,986
Exercise of stock options                                   381,662        3,816      1,650,458
Issuance of shares to Employee Stock Purchase Plan           57,810          578        211,007
----------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 2000                             18,317,946    $ 183,179     92,853,229       12,962    (73,700,352)
============================================================================================================================

Comprehensive income:
Net loss                                                                                                        (17,241,626)
Other comprehensive income
Foreign currency translation adjustment                                                               (1,539)
Comprehensive income

Issuance of common stock                                  3,195,230       31,952      9,729,475
Exercise of stock options                                   484,784        4,848        202,973
Issuance of shares to Employee Stock Purchase Plan           99,564          996        527,532
----------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 2001                             22,097,524    $ 220,975    103,313,209       11,423    (90,941,978)
============================================================================================================================

==========================================================================================
                                                         Other                  Total
                                                     comprehensive          stockholders'
                                                         income                equity
------------------------------------------------------------------------------------------
Comprehensive income:
Net loss                                                   (17,154,727)       (17,154,727)
Other comprehensive income
Foreign currency translation adjustment                          3,230              3,230
                                                          -------------
Comprehensive income                                       (17,151,497)
                                                          =============

Issuance of common stock                                                        5,000,000
Exercise of stock options                                                          37,643
Issuance of shares to Employee Stock Purchase Plan                                127,809
---------------------------------------------------                          -------------
Balance at December 31, 1998                                                   23,301,944
---------------------------------------------------                          -------------
Comprehensive income:

Net loss                                                   (11,298,269)       (11,298,269)
Other comprehensive income
Foreign currency translation adjustment                           (767)              (767)
                                                          -------------
Comprehensive income                                       (11,299,036)
                                                          =============

Issuance of common stock for services rendered                                    308,755
Exercise of stock options                                                         144,144
Issuance of shares to Employee Stock Purchase Plan                                167,574
---------------------------------------------------                          -------------

Balance at December 31, 1999                                                   12,623,381
---------------------------------------------------                          -------------

Comprehensive income:
                                                          -------------
Net loss                                                   (15,711,155)       (15,711,155)
                                                          =============
Other comprehensive income
Foreign currency translation adjustment                            (68)               (68)
Comprehensive income                                       (15,711,223)

Issuance of common stock                                                       20,571,001
Exercise of stock options                                                       1,654,274
Issuance of shares to Employee Stock Purchase Plan                                211,585
---------------------------------------------------                          -------------

Balance at December 31, 2000                                                   19,349,018
===================================================                          =============

Comprehensive income:
Net loss                                                   (17,241,626)       (17,241,626)
Other comprehensive income
Foreign currency translation adjustment                         (1,539)            (1,539)
                                                          -------------
Comprehensive income                                       (17,243,165)
                                                          =============

Issuance of common stock                                                        9,761,427
Exercise of stock options                                                         207,821
Issuance of shares to Employee Stock Purchase Plan                                528,528
---------------------------------------------------                          -------------

Balance at December 31, 2001                                                   12,603,629
===================================================                          =============

See accompanying notes to consolidated financial statements.

AKSYS, LTD. AND SUBSIDIARY
(a development stage enterprise)

Consolidated Statements of Cash Flows

Years ended December 31, 2001, 2000 and 1999 and for the period from January 18, 1991 (inception) through December 31, 2000

=======================================================================================================================
                                                                                                     Cumulative from
                                                                                                     January 18, 1991
                                                                                                       (inception)
                                                                                                         through
                                                          2001            2000          1999         December 31, 2001
-----------------------------------------------------------------------------------------------------------------------

Cash flows from operating activities:
  Net loss                                            $(17,241,626)  $ (15,711,155)  (11,298,269)        (90,938,945)
  Adjustments to reconcile net loss to net cash
    used in operating activities:
      Depreciation and amortization                        753,338         864,011     1,333,959           5,196,473
      Adjustment of carrying value of fixed assets               -               -       980,912             980,912
      Compensation expense related to stock options              -         423,340             -             426,580
      Issuance of stock in exchange for services
        received                                                 -          30,625       308,755             408,930
      Changes in assets and liabilities:
        Other receivables                                 (227,793)        294,472      (217,209)           (231,888)
        Prepaid expenses                                     6,695         (21,967)       42,545             (58,657)
        Deposits with vendors                             (574,216)        (76,310)       49,658            (700,068)
        Accounts payable                                   (79,313)        108,560    (1,080,747)          1,057,909
        Deferred revenue                                         -      (4,390,687)    4,390,687                   -
        Accrued and other liabilities                     (910,354)        933,076       238,222             801,993
        Other assets                                             -               -       (71,192)           (542,231)
-----------------------------------------------------------------------------------------------------------------------
Net cash used in operating activities                  (18,273,269)    (17,546,035)   (5,322,679)        (83,598,992)
-----------------------------------------------------------------------------------------------------------------------

Cash flows from investing activities:
  Purchases of investments                              (1,009,521)              -   (12,650,693)       (122,159,786)
  Proceeds from maturities of investments                        -      10,518,853    13,720,532         120,362,722
  Purchases of property and equipment                      (96,269)       (156,651)     (407,819)         (6,936,055)
  Organizational costs incurred                                  -               -             -             (19,595)
-----------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) investing activities     (1,105,790)     10,362,202       662,020          (8,752,714)
-----------------------------------------------------------------------------------------------------------------------

Cash flows from financing activities:
  Proceeds from issuance of common stock                10,497,776      21,982,895       311,718          90,359,545
  Proceeds from issuance of preferred stock                      -               -             -          12,336,096
  Proceeds from issuance of note payable                         -               -             -              41,792
  Repayment of notes payable                                     -               -             -             (41,792)
  Repayment of lease obligation                                  -               -             -            (103,521)
-----------------------------------------------------------------------------------------------------------------------
Net cash provided by financing activities               10,497,776      21,982,895       311,718         102,592,120
-----------------------------------------------------------------------------------------------------------------------

Net increase (decrease) in cash and cash equivalents    (8,881,283)     14,799,062    (4,348,941)         10,240,414
Cash and cash equivalents at beginning of period        19,121,697       4,322,635     8,671,576                   -
-----------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of period              10,240,414      19,121,697     4,322,635          10,240,414
=======================================================================================================================

Supplemental disclosures of cash flow information:
    Conversion of redeemable preferred stock                     -               -             -          12,406,761
    Capital lease obligation incurred to
      acquire equipment                                          -               -             -             103,521
=======================================================================================================================

See accompanying notes to consolidated financial statements.

AKSYS, LTD. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

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

        (b) USE OF ESTIMATES

        The preparation of consolidated financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

        (c) CASH EQUIVALENTS AND INVESTMENTS

        Cash equivalents are comprised of certain highly liquid investments with maturities of less than three months when purchased. In addition to cash equivalents, the Company has investments in debt securities that are classified as short-term (mature in more than 91 days but no more than one year) or long-term (maturities beyond one year but no more than 18 months). Such investments are classified as held-to-maturity, as the Company has the ability and intent to hold them until maturity. Investments held-to-maturity are carried at amortized cost, adjusted for the amortization or accretion of discounts or premiums without recognition of gains or losses that are deemed to be temporary. Discounts and premiums are amortized or accreted over the lives of the related instruments as an adjustment to yield. Interest income is recognized when earned. At December 31, 2001 and 2000, long-term investments include certificates of deposit to secure a letter of credit for the required security deposit on the Company's

AKSYS, LTD. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

        leased facilities. Fair value of investments is calculated as market value, based on quoted market prices, and approximates carrying value for all investments.

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

        (e)   REVENUE RECOGNITION

        On June 21, 1999, the Company entered into a co-development and license agreement (the "Agreement") with Teijin Limited of Osaka, Japan. Under the terms of the Agreement, Teijin paid $7.0 million to the Company for the right to manufacture and sell the PHD System in Japan. The Company is also entitled to future royalty payments from future product sales in Japan. The $7.0 million was recognized as revenue in 1999. Teijin also paid the Company a $7.0 million co-development fee relating to the PHD System. Use of the proceeds from the co-development fee is restricted to development costs incurred on the PHD System and may not be used for other general corporate purposes. Amounts paid under the co-development arrangement are recognized as revenue as development costs on the PHD System are incurred. During the years ended December 31, 2000 and 1999, the Company recognized revenue of $3.4 million and $2.6 million, respectively, related to co-development of the PHD System. During 2000, the Agreement was amended. The final revenue related to the co-development of the PHD System was recognized during 2000, and the remaining unspent co-development funds under the Agreement were recorded as amounts due to Teijin and are included in other liabilities. Amounts due to Teijin were $0 and $658,423 at December 31, 2001 and 2000, respectively.

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

        (h)   COMPUTATION OF NET LOSS PER SHARE

        Net loss per share is based on the weighted average number of shares outstanding with common equivalent shares from stock options and warrants excluded from the computation because their effect is antidilutive.

(2)     SHORT-TERM INVESTMENTS

        Short-term investments consisted of corporate bonds at December 31, 2001 with a market value of $1,027,410 and amortized cost of $1,009,521.

(3)     PROPERTY AND EQUIPMENT

        Property and equipment are summarized at December 31:

=================================================================================================
                                                        Estimated
                                                       useful life       2001            2000
-------------------------------------------------------------------------------------------------

Furniture and fixtures                                    7 years     $1,238,586       1,235,329
Leasehold improvements                                   10 years      1,146,511       1,146,511
Equipment                                                3-7 years     3,644,833       3,551,819
-------------------------------------------------------------------------------------------------

                                                                       6,029,930       5,933,659
Less accumulated depreciation and amortization                        (4,664,155      (3,983,492)
-------------------------------------------------------------------------------------------------

                                                                      $1,365,774       1,950,167
==================================================================================================

AKSYS, LTD. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(4)    STOCKHOLDERS' EQUITY

        On December 14, 2001, the Company completed a private placement to several institutional investors of 3,195,230 shares of its common stock. The gross proceeds of the offering were approximately $10.39 million. The investors were issued stock purchase warrants for the right to acquire an aggregate of 584,728 shares of common stock at an exercise price of $3.25 per share. These warrants had a fair value of approximately $2,047,000 at the date of issuance using the Black Scholes pricing model.

        The shares were sold with the assistance of U.S. Bancorp Piper Jaffray ("Piper Jaffray"). As the placement agent, Piper Jaffray received fees of approximately $0.6 million and stock purchase warrants to acquire an aggregate of 159,762 shares of common stock at $4.90 per share, with a fair value of approximately $532,000 using the Black Scholes model.

        The rights represented by these warrants may be exercised by the holder hereof, in whole or in part, by written notice of exercise delivered to the Company and by the surrender of these warrants (properly endorsed if required) at the principal office of the Company and upon payment to it by wire transfer of the purchase price for such shares. The Company agrees that the shares so purchased shall be and are deemed to be issued to the holder hereof as the record owner of such shares as of the close of business on the date on which these warrants shall have been surrendered and payment made for such shares as aforesaid.

        On April 11 and August 16, 2000, the Company completed two private placements to five institutional investors for a total of 2,476,375 shares of its common stock. The gross proceeds of the offering were approximately $19.2 million. The shares were sold with the assistance of Piper Jaffray. As the placement agent, Piper Jaffray received fees of approximately $1.2 million.

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

AKSYS, LTD. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

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

(5)    STOCK OPTION PLANS

        During 1993, the Company established a nonqualified stock option plan (the "1993 Stock Option Plan") which provides for the granting of options to purchase shares of the Company's common stock to the employees, scientific advisory board members, other associates, and board of directors. Also, during March 1996, the Company established the 1996 Stock Awards Plan (together with the 1993 Stock Option Plan, the "Stock Plans") to provide incentive awards to directors, employees and other key individuals in the form of stock options, SARs, restricted stock and performance grants. Options vest over various periods as defined in the agreements and expire as determined by the board on an individual basis, but not to exceed 10 years. At the time the 1996 Stock Awards Plan was established, the 1993 Stock Option Plan was terminated, except with respect to options then outstanding. At December 31, 2001, 1,990,740 shares of

AKSYS, LTD. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

        common stock have been reserved for issuance under the Stock Plans, including 671,824 shares available for future grants under the 1996 Stock Awards Plan.

        During 2001, the Company issued a total of 3,315 non-qualified stock options at a price below fair market value at the time of the option awards, resulting in a non-cash compensation charge, recorded in operating expenses, of approximately $41,000. During 2000, the Company issued a total of 40,451 non-qualified stock options at a price below fair market value at the time of the option awards, resulting in a non-cash compensation charge, recorded in operating expenses, of approximately $423,000.

        The per share weighted-average fair value of stock options granted during 2001, 2000 and 1999 was $7.55, $6.40 and $2.70, respectively, on the dates of grant using the Black Scholes option-pricing model with the following weighted-average assumptions: 2001 -- expected dividend yield of 0%, expected volatility of 113%, risk free interest rate averaging 3.89% and an expected life of 5 years; 2000 - expected dividend yield of 0%, expected volatility of 83%, risk-free interest rate of 5.80%, and an expected life of 5 years; 1999 - expected dividend yield of 0%, expected volatility of 50%, risk-free interest rate of 6.20%, and an expected life of 5 years.

        The Company applies the intrinsic value method in accounting for its Stock Plans. Had the Company determined compensation cost based on the fair value at the grant date of its stock options, the Company's net loss would have been increased to the pro forma amounts indicated below:

====================================================================================

                                            2001          2000             1999
------------------------------------------------------------------------------------
Net loss as reported                    $17,241,626    $15,711,155      $11,298,269
Pro forma net loss                       18,844,770     17,292,883       12,438,473

Loss per share as reported                     0.94           0.93             0.76
Pro forma loss per share                       1.02           1.02             0.84
====================================================================================

AKSYS, LTD. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

   Stock option activity during the periods indicated is as follows:

===================================================================================
                                             Number of            Weighted-average
                                              shares              exercise price
-----------------------------------------------------------------------------------

Balance at December 31, 1998                   1,474,517              $2.5054
     Granted                                     945,000               5.2878
     Exercised                                  (216,776)              0.6660
     Canceled                                   (179,360)              4.9502
-----------------------------------------------------------------------------------

Balance at December 31, 1999                   2,023,381               3.7801
     Granted                                     553,126               9.2831
     Exercised                                  (381,662)              3.2252
     Canceled                                   (303,520)              5.9990
-----------------------------------------------------------------------------------

Balance at December 31, 2000                   1,891,325               5.1477
   Granted                                       115,190               8.9428
   Exercised                                    (484,784)              0.4287
   Canceled                                     (202,815)              7.8744
===================================================================================

Balance at December 31, 2001                   1,318,916          $    6.7943

-----------------------------------------------------------------------------------

The following table summarizes information about stock options outstanding at December 31, 2001:

                                                           Options Outstanding                Options Exercisable
--------------------------------------------------------------------------------------------------------------------------
                                                         Weighted-
                                                           Average         Weighted-                            Weighted-
                                         Number          Remaining           Average              Number          Average
          Range of                  Outstanding        Contractual          Exercise         Exercisable         Exercise
   Exercise Prices                  at 12/31/01               Life             Price         at 12/31/01            Price
--------------------------------------------------------------------------------------------------------------------------
$0.1067 to $1.0000                       61,013          0.3 years           $0.1794              40,013          $0.4173
$4.2500 to $5.3750                      661,798          7.6 years           $5.1842             392,833          $5.1470
$5.5000 to $8.5625                      262,480          7.1 years           $6.8360             199,356          $7.0177
$8.6250 to $10.5000                     216,729          8.4 years           $9.0539              57,854          $9.1853
$11.0000 to $16.7500                    116,896          8.6 years          $15.0795              31,438         $14.9090
--------------------------------------------------------------------------------------------------------------------------
$0.1067 to $16.7500                   1,318,916                                                  721,494
==========================================================================================================================

AKSYS, LTD. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(6)    EMPLOYEE BENEFIT PLANS

        In 1995 the Company adopted a tax-qualified employee savings and retirement plan (the "401(k) Plan") covering all full-time employees. The 401(k) Plan provides a match of 100% of the employees' contributions up to 2% of the employees salary. Total expense for the years ended December 31, 2001, 2000 and 1999 was $89,214, $45,955 and $21,130,
        respectively.

         On March 4, 1996, the Company established the 1996 Employee Stock Purchase Plan (the "1996 Stock Purchase Plan") covering all employees. The 1996 Stock Purchase Plan allowed employees to purchase Company common stock at a 15% discount to market, based on eligible payroll deductions.

         On April 26, 2001, the Company established the 2001 Employee Stock Purchase Plan (the "2001 Stock Purchase Plan") covering all employees. The 2001 Stock Purchase Plan superceded the Company's 1996 Stock Purchase Plan. The 2001 Stock Purchase Plan allows employees to purchase Company common stock at a 15% discount to market, based on eligible payroll deductions. There shall be four plan periods in each calendar year, each such plan period corresponding with a calendar quarter. Market price is calculated as the fair market value of the Common Stock as of the last trading day of such plan period less the discount to the market. A total of 250,000 shares of common stock are reserved for issuance under the 2001 Stock Purchase Plan. Total shares issued based on payroll withholdings for the years ended December 31, 2001, 2000 and 1999 were 40,441 (7,126 issued January 2002) 66,249 (issued January
        2001) and 57,810 (issued January 2000) , respectively. As of December 31, 2001, there are 209,559 shares remaining under the 2001 Stock Purchase Plan.

7)      STOCKHOLDER RIGHTS PLAN

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

AKSYS, LTD. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

        Company will be entitled to redeem the rights at $0.01 per right at any time before public disclosure that a 15% position has been acquired. The rights will expire on October 28, 2006, unless previously redeemed or exercised.

(8)    INCOME TAXES

        No Federal or state income taxes have been provided for in the accompanying financial statements because of net operating losses incurred to date and the establishment of a valuation allowance equal to the amount of the Company's deferred tax assets. At December 31, 2001, the Company has net operating loss and research and development credit carryforwards for Federal income tax purposes of approximately $96,800,000 and $3,072,000, respectively. These carryforwards expire between 2012 and 2021. Changes in the Company's ownership may cause annual limitations on the amount of loss and credit carryforwards that can be utilized to offset income in the future.

        The net deferred tax assets are summarized at December 31 as follows:

=======================================================================================
                                                             2001              2000
---------------------------------------------------------------------------------------

Deferred tax assets:
   Net operating loss carryforwards                     $39,989,000        $29,732,000
   Research and development credit carryforwards          3,072,000          1,482,000
   Other                                                    416,000            730,000
---------------------------------------------------------------------------------------

Total deferred tax assets                                 43,477,000        31,944,000
Less valuation allowance                                 (43,477,000)      (31,944,000)
---------------------------------------------------------------------------------------

Net deferred tax assets                                            --             --
Deferred tax liability - depreciation                              --             --
---------------------------------------------------------------------------------------

Net deferred taxes                                      $          --             --
=======================================================================================

Given the Company's historical losses and uncertainty with respect to the Company's ability to generate taxable income, management has established a valuation allowance of $43,477,000 at December 31, 2001 and $31,944,000 at December 31, 2000 to reduce the net deferred tax assets to zero. The change in the valuation allowance was $11,533,000 and $4,967,000 in 2001 and 2000, respectively.

AKSYS, LTD. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(9)    COMMITMENTS

           PURCHASES

        The Company entered into a contract manufacturing agreement with one of its vendors to produce PHD machines in preparation for commercialization. The Company paid a $700,000 deposit that will be applied toward materials after the first 20 machines are produced. The Company has a contractual obligation to purchase materials and final assemblies that are produced by the vendor.

           LEASES

        During September 1996, the Company entered into a new lease agreement, accounted for as an operating lease, for its offices and laboratory research facilities. The term of the lease is ten years; however, the Company may exercise its option to terminate the lease in 2003 by giving written notice to the landlord and paying a termination fee of approximately $350,000. The Company also leases certain equipment under operating leases. Included in both research and development expenses and general and administrative expenses for the years ended December 31, 2001, 2000, and 1999 were $619,645, $611,363, and $648,078, respectively, for rent expense under operating leases for certain equipment and the Company's offices and research facilities. The Company has commitments for future minimum rent payments under these lease agreements, as follows:

-------------------------------------------------------------------------------

        2002                                                        $407,807
        2003                                                         419,980
        2004                                                         432,568
        2005                                                         445,572
        2006                                                         302,950
-------------------------------------------------------------------------------

           LICENSE AGREEMENTS

        The Company has been granted licenses to use certain technology in the development and sale of its products. Such license agreements provide for royalty payments to be made by the Company based on net sales over the life of any application based on the patent rights. Minimum required payments under these agreements are as follows:

-------------------------------------------------------------------------------

        2002                                                        $185,000
        2003                                                         215,000
        All subsequent years                                         255,000
-------------------------------------------------------------------------------

        Total royalty payments for the years ended December 31, 2001, 2000, and 1999 were $155,000, $140,000 and $96,400, respectively.

AKSYS, LTD. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

        SEVERANCE ACCRUAL

        On December 19, 2001, the Company reduced its workforce by 31 employees. This reduction in force was to conserve working capital for fiscal year 2002. Accordingly, the Company recorded a severance liability of approximately $412,000, which is included as a component of accrued liabilities in the accompanying consolidated balance sheet as of December 31, 2001.


(10)     CONTINGENCIES

        In May 2001, the Company signed an engagement letter with an investment banking firm to raise funding through the sale of common stock. The financing contemplated by this engagement letter was never arranged or completed and, in September 2001, the Company terminated the services of the investment banking firm. In November 2001, the Company engaged a new investment banking firm to assist with the raising of funds through the sale of common stock, and a private placement of securities was closed in December 2001 through the new firm. The investment banking firm engaged in May 2001 claims that it is entitled to a placement fee in connection with the December placement. Management strongly refutes this claim and considers it without merit. No estimated liabilities have been recorded in the accompanying consolidated balance sheets related to such claim.

(11)     LIQUIDITY AND CAPITAL RESOURCES


        On March 27, 2002, the Company announced receipt of FDA clearance to market the PHD System in the United States. The FDA clearance had no restrictions and included authorization to use the product in the home. Additional capital will be required to fund operations for a full-scale commercialization launch. It is the Company's plan to raise the additional capital required to fund full-scale commercial operations through public or private equity or debt financings. The additional capital required for full-scale commercialization may not be available with terms agreeable to the Company. In the event the Company cannot raise sufficient capital for a full-scale commercial launch, the Company believes that cash and short-term investments as of December 31, 2001 are sufficient to finance the Company's operations through December 31, 2002, under a scaled back commercial launch.