Form 10-K, Exhibit 13
period 2002-12-31
AKSYS LTD
filed 2003-03-28
CIK 902600

Exhibit 13

AKSYS, LTD.

Independent Auditors’ Report

The Board of Directors and Stockholders

Aksys, Ltd.:

We have audited the accompanying consolidated balance sheets of Aksys, Ltd. and subsidiary as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2002.  These consolidated financial statements are the responsibility of Aksys, Ltd.’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Aksys, Ltd. and subsidiary as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

Chicago, Illinois
March 20, 2003, except as to note 12,
which is as of March 27, 2003

AKSYS, LTD. AND SUBSIDIARY

Consolidated Balance Sheets

December 31, 2002 and 2001

	December 31, 2002	December 31, 2001
Assets
Current assets:
Cash and cash equivalents	$953,779	$10,240,414
Short-term investments	10,555,978	1,009,521
Accounts receivable	126,811	—
Other receivables	130,129	231,888
Inventories	2,681,691	—
Prepaid expenses	126,173	58,387
Deposits with vendors	11,998	700,000
Total current assets	14,586,559	12,240,210

Long-term investments	600,000	780,000
Leased assets, net	278,667	—
Property and equipment, net	1,019,302	1,365,774
Other assets	24,964	68,519
	$16,509,492	$14,454,503

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,971,356	$1,057,909
Accrued liabilities	732,218	633,904
Other liabilities	10,645	—
Total current liabilities	2,714,219	1,691,813

Other long-term liabilities	147,644	159,061
Total liabilities	2,861,863	1,850,874

Stockholders’ equity:
Preferred stock, par value $.01 per share, 1,000,000 shares authorized, 0 shares issued and outstanding in 2002 and 2001	—	—
Common stock, par value $.01 per share, 50,000,000 shares authorized, 25,500,097 and 22,097,524 shares issued and outstanding in 2002 and 2001, respectively	255,001	220,975
Additional paid-in capital	120,030,647	103,313,209
Accumulated other comprehensive income	8,503	11,423
Accumulated deficit	(106,646,522)	(90,941,978)
Total stockholders’ equity	13,647,629	12,603,629
	$16,509,492	$14,454,503

See accompanying notes to consolidated financial statements.

AKSYS, LTD. AND SUBSIDIARY

Consolidated Statements of Operations

Years ended December 31, 2002, 2001 and 2000

	2002	2001	2000
Revenue:
Product	$276,680	$—	$—
Service and supplies	21,986	—	—
Joint development income	—	—	3,434,809
Total revenue	298,666	—	3,434,809

Cost of sales:
Product	1,685,562	—	—
Service and supplies	577,478	—	—
Total cost of sales	2,263,040	—	—

Operating expenses:
Research and development	5,792,446	10,882,796	14,541,873
Sales and marketing	2,543,324	1,753,499	1,025,315
General and administrative	5,699,356	5,121,223	4,738,737
Total operating expenses	14,035,126	17,757,518	20,305,925

Operating loss	(15,999,500)	(17,757,518)	(16,871,116)

Interest income	294,956	515,892	1,159,961

Net loss	$(15,704,544)	$(17,241,626)	$(15,711,155)

Net loss per share, basic and diluted	$(0.65)	$(0.94)	$(0.93)

Weighted average shares outstanding	24,301,029	18,418,410	16,934,532

See accompanying notes to consolidated financial statements.

AKSYS, LTD. AND SUBSIDIARY

Consolidated Statements of Stockholders’ Equity

Years ended December 31, 2002, 2001 and 2000

	Common stock		Additional paid-in capital	Accumulated other comprehensive income	Accumulated deficit	Other comprehensive income	Total stockholders’ equity
	Shares	Amount
Balance at December 31, 1999	15,076,996	$150,770	$70,448,778	$13,030	$(57,989,197)		$12,623,381

Comprehensive income:
Net loss					(15,711,155)	(15,711,155)	(15,711,155)
Other comprehensive income
Foreign currency translation adjustment				(68)		(68)	(68)
Comprehensive income						(15,711,223)
Issuance of common stock	2,801,478	28,015	20,542,986				20,571,001
Exercise of stock options	381,662	3,816	1,650,458				1,654,274
Issuance of shares to Employee Stock Purchase Plan	57,810	578	211,007				211,585

Balance at December 31, 2000	18,317,946	183,179	92,853,229	12,962	(73,700,352)		19,349,018

Comprehensive income:
Net loss					(17,241,626)	(17,241,626)	(17,241,626)
Other comprehensive income
Foreign currency translation adjustment				(1,539)		(1,539)	(1,539)
Comprehensive income						(17,243,165)
Issuance of common stock	3,195,230	31,952	9,729,475				9,761,427
Exercise of stock options	484,784	4,848	202,973				207,821
Issuance of shares to Employee Stock Purchase Plan	99,564	996	527,532				528,528

Balance at December 31, 2001	22,097,524	220,975	103,313,209	11,423	(90,941,978)		12,603,629

Comprehensive income:
Net loss					(15,704,544)	(15,704,544)	(15,704,544)
Other comprehensive income
Foreign currency translation adjustment				(2,920)		(2,920)	(2,920)
Comprehensive income						(15,707,464)
Issuance of common stock	3,325,636	33,257	16,507,779				16,541,036
Exercise of stock options	52,098	521	85,135				85,656
Issuance of shares to Employee Stock Purchase Plan	24,839	248	124,524				124,772

Balance at December 31, 2002	25,500,097	$255,001	$120,030,647	$8,503	$(106,646,522)		$13,647,629

See accompanying notes to consolidated financial statements.

AKSYS, LTD. AND SUBSIDIARY

Consolidated Statements of Cash Flows

Years ended December 31, 2002, 2001 and 2000

	2002	2001	2000
Cash flows from operating activities:
Net loss	$(15,704,544)	$(17,241,626)	$(15,711,155)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	566,285	753,338	864,011
Compensation expense related to stock options	—	—	423,340
Issuance of stock in exchange for services received	35,007	—	30,625
Changes in assets and liabilities:
Accounts receivable	(126,811)	—	—
Other receivables	101,759	(227,793)	294,472
Inventories	(2,681,691)	—	—
Prepaid expenses	(67,786)	6,695	(21,967)
Deposits with vendors	688,002	(574,216)	(76,310)
Accounts payable	913,447	(79,313)	108,560
Deferred revenue	1,326	—	(4,390,687)
Accrued and other liabilities	93,295	(910,354)	933,076
Net cash used in operating activities	(16,181,711)	(18,273,269)	(17,546,035)

Cash flows from investing activities:
Purchases of investments	(25,406,457)	(1,009,521)	—
Proceeds from maturities of investments	16,040,000	—	10,518,853
Purchases of equipment leased to others	(280,000)	—	—
Purchases of property and equipment	(174,924)	(96,269)	(156,651)
Net cash provided by (used in) investing activities	(9,821,381)	(1,105,790)	10,362,202

Cash flows from financing activities:
Proceeds from issuance of common stock	16,716,457	10,497,776	21,982,895
Net cash provided by financing activities	16,716,457	10,497,776	21,982,895

Net increase (decrease) in cash and cash equivalents	(9,286,635)	(8,881,283)	14,799,062
Cash and cash equivalents at beginning of period	10,240,414	19,121,697	4,322,635
Cash and cash equivalents at end of period	$953,779	$10,240,414	$19,121,697

See accompanying notes to consolidated financial statements.

Exhibit 13

AKSYS, LTD. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2002, 2001 and 2000

(1)                                 Summary of Significant Accounting Policies

Organization and Nature of Business

Aksys, Ltd. (the Company) was originally incorporated in Illinois on January 18, 1991.  In March 1993, the Company merged into a Delaware corporation.  During the quarter ended September 30, 2002, the Company commenced commercial activities and is no longer considered to be in the development stage.  The Company is involved in the sale and marketing of its sole product, the PHD System.  In addition, the Company continues devoting some of its efforts to product development.  The Company operates in one industry segment and substantially all of its long-lived assets are located in the United States.

Certain reclassifications have been made to the 2000 and 2001 financial statements in order to conform to the 2002 presentation.

A summary of the significant accounting policies applied in the preparation of the accompanying financial statements of the Company follows:

(a) Principles of Consolidation

On April 18, 1996 the Company established a subsidiary in Tokyo, Japan.  The consolidated financial statements include the financial statements of the Company and its wholly-owned subsidiary.  All significant intercompany transactions and balances have been eliminated in consolidation.

(b) Use of Estimates

The preparation of the consolidated financial statements and accompanying notes requires management of the Company to make a number of estimates and assumptions required under accounting principles generally accepted in the United States of America.  Actual results could differ from those estimates.

(c) Cash Equivalents

Cash equivalents are comprised of certain highly liquid investments with maturities of less than three months when purchased.

(d) Investment Securities

Investments at December 31, 2002 and 2001 consist of debt securities that are classified as short-term (mature in more than 91 days but no more than one year) or long-term (maturities beyond one year but no more than 18 months).  Such investments are classified as held-to-maturity, as the Company has the ability and intent to hold them until maturity.  Investments held-to-maturity are carried at amortized cost, adjusted for the amortization or accretion of discounts or premiums without recognition of gains or losses that are deemed to be temporary.  Discounts and premiums are amortized or accreted over the lives of the related instruments as an adjustment to yield.  Interest income is recognized when earned.  At December 31, 2002 and 2001, long-term investments include certificates of deposit to secure a letter of credit for the required security deposit on the Company’s leased facilities.  Fair value of investments is calculated as market value, based on quoted market prices, and approximates carrying value for all investments.

(e) Inventories

Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method (FIFO) for all inventories.

(f) Long-Lived Assets

Property, equipment and leased assets are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets, ranging from three to seven years.  Leasehold improvements are amortized over the life of the lease. The Company leases PHD Systems to customers on a short-term basis (12 months or less).  Leased assets include PHD Systems currently on operating leases and machines held for leases.  Expenditures for repairs and maintenance are charged to operations as incurred.

In August 2001, the Financial Accounting Standards Board issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which requires that long-lived assets, such as property, plant, and equipment and purchased intangibles subject to amortization be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. The Company adopted the provisions of SFAS No. 144 on January 1, 2002, which did not have an impact on the consolidated financial statements.

Intangible assets not subject to amortization are tested annually for impairment, and are tested for impairment more frequently if events and circumstances indicate that the asset might be impaired.  An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value.

(g)                                 Revenue Recognition

The Company recognizes revenue in accordance with Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition in Financial Statements, and its related interpretations.  Revenue is recognized when the following conditions exist: (1) there is persuasive evidence of an arrangement, (2) the product has been delivered and accepted or services and supplies have been provided to the customer, (3) the sales price is fixed or determinable and (4) collectability is reasonably assured.

The Company recognizes revenue from product sales at the time of delivery and acceptance by the customer of the PHD System.  Service and supplies revenue is recognized when services are rendered and supplies are delivered.     The Company also leases the PHD System to customers on a short-term basis (12 months or less) and recognizes revenue on these contracts on a straight-line basis over the lease term.    The Company has no contracts with distributors and sells its product directly to its customers through its own sales force.

On June 21, 1999, the Company entered into a co-development and license agreement (the “Agreement”) with Teijin Limited of Osaka, Japan.  Under the terms of the Agreement, Teijin paid the Company a $7.0 million co-development fee relating to the PHD System.  Use of the proceeds from the co-development fee was restricted to development costs incurred on the PHD System and could not be used for other general corporate purposes.  Amounts paid under the co-development arrangement were recognized as revenue as development costs on the PHD System were incurred.  During the year ended December 31, 2000, the Company recognized revenue of $3.4 million related to co-development of the PHD System.  During 2000, the Agreement was amended. The final revenue related to the co-development of the PHD System under the Agreement was recognized in 2000 (and there was no joint development income in fiscal 2001).  The remaining unspent amount was recorded as an amount due to Teijin of approximately $660,000 at December 31, 2000 (included in other liabilities) and was subsequently spent exclusively on development activities by Teijin’s research employees.

All payments made by Teijin were non-refundable, and no amounts have been or will be refunded to Teijin.  The Company has completed all of its co-development obligations and has no current or future specific development obligations under any of its agreements with Teijin.  The Company is entitled to royalty payments from future product sales in Japan, which will be recognized when future sales are made and royalties are realizable and earned.

(h)                                 Research and Development Costs

Research and development costs are charged to expense when incurred.

(i)                                    Income Taxes

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

(j)                                    Computation of Net Loss per Share

Net loss per share is based on the weighted average number of shares outstanding with common equivalent shares from stock options and warrants excluded from the computation because their effect is antidilutive.  At December 31, 2002, 2001, and 2000, the number of common equivalent shares from stock options and warrants excluded from the computation were 1,800,653, 1,465,984, and 945,023, respectively.

(k)  Stock-Based Compensation

The Company applies the intrinsic-value-based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations including FASB Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No. 25, issued in March 2000, to account for its fixed-plan stock options. Under this method, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. SFAS No. 123, Accounting for Stock-Based Compensation, established accounting and disclosure requirements using a fair-value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, the Company has elected to continue to apply the intrinsic-value-based method of accounting described above, and has adopted only the disclosure requirements of SFAS No. 123.

The per share weighted-average fair value of stock options granted during 2002, 2001 and 2000 was $5.16, $7.55 and  $6.40, respectively, on the dates of grant using the Black Scholes option-pricing model with the following weighted-average assumptions:  2002 – expected dividend yield of 0%, expected volatility of 131%, risk-free interest rate averaging 1.20% and an expected life of 5 years; 2001 - expected dividend yield of 0%, expected volatility of 113%,risk-free interest rate of 3.89%, and an expected life of 5 years; 2000 – expected dividend yield of 0%, expected volatility of 83%, risk-free interest rate of 5.80%, and an expected life of 5 years.

Had the Company determined compensation cost based on the fair value of the stock options as of the grant date, the Company’s net loss would have been increased to the pro forma amounts indicated below:

	2002	2001	2000
Net loss as reported	$(15,704,544)	$(17,241,626)	$(15,711,155)
Add: Total stock-based employee compensation expense determined under fair value based method for all awards	(1,947,768)	(1,603,144)	(1,581,728)
Pro forma net loss	$(17,652,312)	$(18,844,770)	$(17,292,883)

Loss per share as reported	$(0.65)	$(0.94)	$(0.93)
Pro forma loss per share	$(0.73)	$(1.02)	$(1.02)

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment of FASB Statement No. 123. This Statement amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation.  In addition, this Statement amends the disclosure requirements of Statement No. 123 to require prominent disclosures in both annual and interim financial statements.  Certain of the disclosure modifications are required for fiscal years ending after December 15, 2002 and are included in the notes to these consolidated financial statements.

(l)                                    Recently Issued Accounting Pronouncements

In November 2002, the FASB issued Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, an interpretation of FASB Statements No. 5, 57 and 107 and a rescission of FASB Interpretation No. 34. This Interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued.  The Interpretation also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The initial recognition and measurement provisions of the Interpretation are applicable to guarantees issued or modified after December 31, 2002 and are not expected to have any impact on the Company’s financial statements.  The disclosure requirements are effective for financial statements of interim and annual periods ending after December 15, 2002.

(2)                                 Short-Term Investments

Short-term investments consisted of commercial paper, corporate bonds, and U.S. Treasury securities at December 31, 2002 with a market value of $10,569,469 and amortized cost of $10,555,978.  Short-term investments consisted of corporate bonds at December 31, 2001 with a market value of $1,027,410 and amortized cost of $1,009,521.

(3)                                 Inventories

Inventories at December 31, 2002 were as follows:

December 31, 2002
PHD machines – finished goods	$2,200,000
PHD machines spare parts	274,686
Consumables	162,478
Raw materials	44,527
$2,681,691

The cost of producing the PHD System is currently in excess of its market price.  During the year ended December 31, 2002, an inventory adjustment was recorded as product cost of sales in the amount of $1,322,197, in order to value the PHD machines produced and purchased during the year in inventory at the lower of cost or market.

(4)                                 Property, Equipment and Leased Assets

Property, equipment and leased assets at December 31, 2002 and 2001, respectively, are as follows:

	Estimated useful life	2002	2001

Leased assets	5 years	$280,000	$—
Furniture and fixtures	7 years	1,238,586	1,238,586
Leasehold improvements	10 years	1,146,511	1,146,511
Equipment	3-7 years	3,819,757	3,644,833

		6,484,854	6,029,930
Less accumulated depreciation and amortization		(5,186,885)	(4,664,156)

		$1,297,969	$1,365,774

Leased assets at December 31, 2002 were $280,000 with related accumulated depreciation of $1,333.

(5)                                 Stockholders’ Equity

On May 10, 2002, the Company completed a private placement to institutional investors of 3,319,396 shares of its common stock, at a per share price of $5.29, resulting in gross proceeds of approximately $17.6 million.  After offering costs, net proceeds to the Company were approximately $16.5 million.  The shares were sold with the assistance of  U.S. Bancorp Piper Jaffray (“Piper Jaffray”).  As the placement agent, Piper Jaffray received fees of approximately $1.1 million.

On December 14, 2001, the Company completed a private placement to several institutional investors of 3,195,230 shares of its common stock, at a per share price of $3.25 , resulting in gross proceeds of approximately $10.4 million.  The investors were also issued stock purchase warrants for the right to acquire an aggregate of 584,728 shares of common stock at an exercise price of $3.25 per share.  These warrants had a fair value of approximately $2,047,000 at the date of issuance using the Black Scholes pricing model.

The shares were sold with the assistance of Piper Jaffray.  As the placement agent, Piper Jaffray received fees of approximately $0.6 million and stock purchase warrants to acquire an aggregate of 159,762 shares of common stock at $4.90 per share, with a fair value of approximately $532,000 using the Black Scholes model.

The rights represented by these warrants may be exercised by the holder thereof, in whole or in part, by written notice of exercise delivered to the Company and by the surrender of these warrants (properly endorsed if required) at the principal office of the Company and upon payment to it by wire transfer of the purchase price for such shares.  The Company agrees that the shares so purchased shall be and are deemed to be issued to the holder thereof as the record owner of such shares as of the close of business on the date on which these warrants shall have been surrendered and payment made for such shares as aforesaid.

On April 11 and August 16, 2000, the Company completed two private placements to five institutional investors for a total of 2,476,375 shares of its common stock.  The gross proceeds of the offering were approximately $19.2 million.  The shares were sold with the assistance of Piper Jaffray.  As the placement agent, Piper Jaffray received fees of approximately $1.2 million.

On June 8, 2000, the Company completed a private placement of 320,103 shares of its common stock.  The shares were sold to Kimal plc, the Company’s expected technical service partner in the United Kingdom.  The Company received gross proceeds from the offering of $2,500,000, and no commission fees or other selling expenses were incurred.  The shares of common stock were sold in reliance on the exemption from registration provided by Regulation S, promulgated by the Securities and Exchange Commission under the Securities Act of 1933.

During 2002 and 2000, the Company issued 6,240 and 5,000 shares of Common Stock at a fair value of  $35,007 and $30,625 respectively, in exchange for services rendered.

(6)                                 Stock Option Plans

The Company established a nonqualified stock option plan in 1993 (the “1993 Stock Option Plan”) which provides for the granting of options to purchase shares of the Company’s common stock to the employees, scientific advisory board members, other associates, and members of the board of directors.  In March 1996, the Company established the 1996 Stock Awards Plan (together with the 1993 Stock Option Plan, the “Stock Plans”) to provide incentive awards to directors, employees and other key individuals in the form of stock options, SARs, restricted stock and performance grants.  Options vest over various periods as set forth in  agreements relating to a particular option grant and expire as determined by the board on an individual basis, but not to exceed 10 years.  At the time the 1996 Stock Awards Plan was established, the 1993 Stock Option Plan was terminated, except with respect to options then outstanding.  At December 31, 2002, 1,935,642 shares of common stock have been reserved for issuance under the Stock Plans, including 562,432 shares available for future grants under the 1996 Stock Awards Plan.

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

Stock option activity during the periods indicated is as follows:

	Number of shares	Weighted-average exercise price

Balance at December 31, 1999	2,023,381	$3.7801
Granted	553,126	9.2831
Exercised	(381,662)	3.2252
Canceled	(303,520)	5.9990

Balance at December 31, 2000	1,891,325	5.1477
Granted	115,190	8.9428
Exercised	(484,784)	0.4287
Canceled	(202,815)	7.8744

Balance at December 31, 2001	1,318,916	6.7943
Granted	383,882	6.0013
Exercised	(52,098)	1.6441
Canceled	(277,490)	9.5136

Balance at December 31, 2002	1,373,210	$6.2186

The following table summarizes information about stock options outstanding at December 31, 2002:

Range of Exercise Prices	Number Outstanding at 12/31/02	Options Outstanding		Options Exercisable
		Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Number Exercisable at 12/31/02	Weighted- Average Exercise Price
$0.1067 to $1.0000	24,963	0.1 years	$0.1594	24,963	$0.1594
$4.0000 to $5.4700	727,874	7.0 years	$5.1427	502,324	$5.1923
$5.5000 to $8.5625	457,798	7.9 years	$6.7371	230,447	$6.9239
$8.6250 to $10.5000	128,950	7.4 years	$9.0538	83,804	$9.1455
$11.0000 to $16.7500	33,625	7.1 years	$16.0716	14,625	$15.6303
$0.1067 to $16.7500	1,373,210			856,163

(7)                                 Employee Benefit Plans

In 1995 the Company adopted a tax-qualified employee savings and retirement plan (the “401(k) Plan”) covering all full-time employees.  The 401(k) Plan provides a match of 100% of the employees’ contributions up to 2% of the employees salary.  Total expense for the years ended December 31, 2002, 2001 and 2000 was $62,521, $89,214 and $45,955, respectively.

On March 4, 1996, the Company established the 1996 Employee Stock Purchase Plan   (the “1996 Stock Purchase Plan”) covering all employees.  The 1996 Stock Purchase Plan allowed employees to purchase Company common stock at a 15% discount to market, based on eligible payroll deductions.

On April 26, 2001, the Company established the 2001 Employee Stock Purchase Plan (the “2001 Stock Purchase Plan”) covering all employees.  The 2001 Stock Purchase Plan superceded the Company’s 1996 Stock Purchase Plan.  The 2001 Stock Purchase Plan allows employees to purchase Company common stock at a 15% discount to market, based on eligible payroll deductions.  There are four plan periods in each calendar year, with each such plan period corresponding with a calendar quarter.  Market price is calculated as the fair market value of the common stock as of the last trading day of such plan period less the discount to the market.  A total of 250,000 shares of common stock are reserved for issuance under the 2001 Stock Purchase Plan.  Total shares issued based on payroll withholdings for the years ended December 31, 2002, 2001 and 2000 were 24,358 (6,645 issued January 2003), 40,441 (7,126 issued January 2002), and 66,249 (issued January 2001), respectively.  As of December 31, 2002, there are 191,846 shares remaining under the 2001 Stock Purchase Plan.

(8)                                 Stockholder Rights Plan

On October 28, 1996, the Company adopted a stockholder rights plan and declared a dividend to be made to stockholders of record on November 8, 1996 of one preferred share purchase right on each outstanding share of the Company’s common stock.  The stockholder rights plan was adopted to preserve for the stockholders of the Company the long-term value of the Company in the event of a takeover of the Company or the purchase of a significant block of the Company’s common stock and to protect the Company and its stockholders against coercive takeover tactics.  Prior to the time the rights become exercisable, the rights will be evidenced by the certificates representing shares of common stock of the Company and will be transferable only in connection with the transfer of shares of common stock.  If a person acquires 15% of the Company’s common stock the rights will then be exercisable, and each right will entitle the holder thereof to purchase for an exercise price of $85.00 (subject to adjustment), shares of the Company’s common stock having a market value of twice such exercise price, valued as of the date of occurrence of such triggering event, subject to the right of the Company to exchange the rights for common stock of the Company on a one-for-one basis.  The Company will be entitled to redeem the rights at $0.01 per right at any time before public disclosure that a 15% position has been acquired. The rights plan contains an exception for inadvertent acquisitions of more than 15% of the Company's common stock. The rights will expire on October 28, 2006, unless previously redeemed or exercised.

(9)                                 Income Taxes

No Federal or state income taxes have been provided for in the accompanying financial statements because of net operating losses incurred to date and the establishment of a valuation allowance equal to the amount of the Company’s deferred tax assets.  At December 31, 2002, the Company has net operating loss and research and development credit carryforwards for Federal income tax purposes of approximately $111.8 million and $2.9 million, respectively, which expire between 2012 and 2022.  Changes in the Company’s ownership may cause annual limitations on the amount of loss and credit carryforwards that can be utilized to offset income in the future.

The net deferred tax assets are summarized at December 31 as follows:

	2002	2001

Deferred tax assets:
Net operating loss carryforwards	$46,175,000	$39,989,000
Research and development credit carryforwards	2,870,000	3,072,000
Other	721,000	416,000

Total deferred tax assets	49,766,000	43,477,000
Less valuation allowance	(48,603,000)	(43,477,000)

Net deferred tax assets	1,163,000	—
Deferred tax liability	(1,163,000)	—

Net deferred taxes	$—	$—

Given the Company’s historical losses and uncertainty with respect to the Company’s ability to generate taxable income, management has established a valuation allowance of $48,603,000 at December 31, 2002 and $43,477,000 at December 31, 2001 to reduce the net deferred tax assets to zero.  The valuation allowance increased $5,126,000 and $11,533,000 in 2002 and 2001, respectively.

(10)                          Commitments

Purchases

The Company entered into a contract manufacturing agreement with one of its vendors to produce PHD machines. The Company has a contractual obligation through July 31, 2003 to purchase materials and final assemblies in the amount of $3.8 million that are produced by the vendor.

Leases

During September 1996, the Company entered into a new lease agreement, accounted for as an operating lease, for its offices and laboratory research facilities. The term of the lease is ten years expiring in September 2006; however, the Company may exercise its option to terminate the lease in 2003 by giving written notice to the landlord and paying a termination fee of approximately $350,000.  The Company also leases certain equipment under operating leases.  Included in both research and development expenses and general and administrative expenses for the years ended December 31, 2002, 2001, and 2000 were $654,743, $619,645, and $611,363, respectively, for rent expense under operating leases for certain equipment and the Company’s offices and research facilities.  The Company has commitments for future minimum rent payments under these lease agreements, as follows:

2003	$419,980
2004	432,568
2005	445,572
2006	302,950

License Agreements

The Company has been granted licenses to use certain technology in the development and sale of its products.  Such license agreements provide for royalty payments to be made by the Company based on net sales over the life of any application based on the patent rights.  Minimum required payments under these agreements are as follows:

2003	$215,000
2004	253,750
2005	250,000
2006	250,000
2007	250,000
All subsequent years	450,000

Total royalty payments for the years ended December 31, 2002, 2001, and 2000 were $185,000, $155,000 and $140,000, respectively.

(11)                          Contingencies

In May 2001, the Company signed an engagement letter with an investment banking firm to raise funding through the sale of common stock. A dispute arose as to whether a fee was payable under this letter, and litigation ensued. In March 2003, the Company and the investment banking firm settled this litigation.  The Company agreed to pay $75,000 upon settlement and an additional $75,000 in November 2003.  The Company also issued the investment banking firm 26,500 shares of its common stock upon settlement and agreed to pay the investment banking firm future advisory fees of up to $160,000 in connection with future financings.  An estimated liability was recorded in the Company’s consolidated financial statements as of December 31, 2002 related to the above settlement.

In the ordinary course of business, the Company is party to employment and other legal actions as plaintiff or defendant.  While management cannot determine with certainty the ultimate outcome of such lawsuits, management believes that the Company is not involved in any current litigation proceedings which, should there be an unfavorable disposition, either individually or in aggregate, would have a material adverse effect on the Company’s consolidated financial position, results of operations or liquidity.

(12)                          Subsequent Events – Financing Activities

On January 22, 2003, the Company entered into a $15 million equity line of credit arrangement with Kingsbridge Capital Limited (“Kingsbridge”). Pursuant to the terms of an Amended and Restated Common Stock Purchase Agreement between the Company and Kingsbridge, the Company may sell common stock at its sole discretion over a 24-month period on a “when and if needed” basis, and Kingsbridge is required under the terms of the agreement to purchase this stock, subject to the satisfaction of certain conditions contained in the agreement. The Company has no obligation to draw down all or any portion of the commitment.  As partial consideration for entering into the equity line arrangement, the Company issued warrants to Kingsbridge to purchase 200,000 shares of the Company’s common stock at an exercise price of $5.75 per share.  These warrants had a fair value of  $881,000 using the Black Scholes pricing model.

The Company has filed a registration statement with the SEC covering the  equity line arrangement that was declared effective by the SEC on February 14, 2003.  Through March 27, 2003, the Company issued 778,474 shares of common stock to Kingsbridge under the equity line arrangement and received $4.5 million.

(13)                          Liquidity and Capital Resources

The Company estimates that during fiscal 2003 it will spend between $20 and $24 million for operations, including U.S. commercialization activities of the PHD System.  The Company expects to incur increasingly substantial cash outlays related to manufacturing scale-up and commercialization of the PHD System.

It is the Company’s plan to raise the additional capital required to fund operations in 2003 and beyond through public or private equity or debt financings.  The additional capital required for these commercial activities may not be available at terms agreeable to the Company or may not be available at all.  In the event the Company cannot raise sufficient capital for these commercial activities, the Company believes that cash and short-term investments as of December 31, 2002 are sufficient to finance the Company’s operations through December 31, 2002, under scaled back commercial plans.